Filed pursuant to Rule 424(b)(3)
Registration No. 333-256331

PROSPECTUS

SUNOCO LP

SUNOCO FINANCE CORP.

OFFER TO EXCHANGE

$800,000,000 of 4.500% Senior Notes due 2029 and Related Guarantees,

That Have Not Been Registered Under the Securities Act of 1933

For

$800,000,000 of 4.500% Senior Notes due 2029 and Related Guarantees,

That Have Been Registered Under the Securities Act of 1933

We are offering to exchange our 4.500% Senior Notes due 2029 and related guarantees, which were issued on November 9, 2020 in a private offering (the “private notes”), for a like aggregate amount of our registered 4.500% Senior Notes due 2029 and related guarantees (the “exchange notes” and, together with the private notes, the “notes”). The exchange notes are substantially identical to the private notes, except that the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer. The exchange notes will represent the same debt as the private notes, and we will issue the exchange notes under the same indenture as the private notes.

The principal features of the exchange offer are as follows:

The exchange offer expires at 5:00 p.m., New York City time, on July 6, 2021, unless extended.

We will exchange all private notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for the exchange notes.

You may withdraw tenders of private notes at any time before the exchange offer expires.

The exchange of private notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

We will not receive any proceeds from the exchange offer.

We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

Broker-dealers receiving exchange notes in exchange for private notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the exchange notes.

You should carefully consider the risk factors beginning on page 11 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 7, 2021.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus, as well as the information we previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its respective date.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (including all amendments, exhibits, annexes and schedules, the “exchange offer registration statement”) pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Securities Act”) covering the exchange notes being offered. This prospectus does not contain all of the information in the exchange offer registration statement. For further information with respect to us and the exchange offer, reference is made to the exchange offer registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the exchange offer registration statement, we encourage you to read the documents contained in the exhibits thereto.

In addition, we file annual, quarterly, current and other reports with the SEC under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available to the public through the SEC’s website at www.sec.gov.

Our internet address is www.sunocolp.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC are available, free of charge, through our website, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference in this prospectus or the exchange offer registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents containing that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information determined to be furnished and not filed with the SEC), after the date of the initial filing of the exchange offer registration statement and prior to the effectiveness of the exchange offer registration statement and after the date of this prospectus and prior to the completion or termination of the exchange offer:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on February 19, 2021;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed on May 7, 2021; and

•	our Current Reports on Forms 8-K filed on January 28, 2021 and April 22, 2021 and May 26, 2021.

Any statement contained herein, or in any documents incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at:

Sunoco LP

Investor Relations

8111 Westchester Drive, Suite 400

Dallas, Texas 75225

(214) 981-0700

IR@sunocolp.com

You may also obtain copies of these filings, at no cost, by accessing our website at www.sunocolp.com; however, the information found on our website is not considered part of this prospectus. To obtain timely delivery of any copies of filings requested, please write or telephone no later than July 1, 2021, five days prior to the expiration of the exchange offer.

The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of private notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus may contain forward-looking statements. All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. Statements using words such as “believe,” “plan,” “expect,” “anticipate,” “intend,” “forecast,” assume,” “estimate,” “continue,” “position,” “predict,” “project,” “goal,” “strategy,” “budget,” “potential,” “will” and other similar words or phrases are used to help identify forward-looking statements, although not all forward-looking statements contain such identifying words. Descriptions of our objectives, goals, targets, plans, strategies, costs, anticipated capital expenditures, expected cost savings and benefits are also forward-looking statements. These forward-looking statements are based on our current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements, including:

•	our ability to make, complete and integrate acquisitions from affiliates or third-parties;

•	the business strategy and operations of Energy Transfer LP (“ET”) and its conflicts of interest with us;

•	changes in the price of and demand for the motor fuel that we distribute and our ability to appropriately hedge any motor fuel we hold in inventory;

•	our dependence on limited principal suppliers;

•	competition in the wholesale motor fuel distribution and retail store industry;

•	changing customer preferences for alternate fuel sources or improvement in fuel efficiency;

•

volatility of fuel prices or a prolonged period of low fuel prices and the effects of actions by, or disputes among or between, oil producing countries with respect to matters related to the price or production of oil;

•	impacts of world health events, including the coronavirus (“COVID-19”) pandemic;

•	changes in our credit rating, as assigned by rating agencies;

•	a deterioration in the credit and/or capital markets;

•	general economic conditions;

•	environmental, tax and other federal, state and local laws and regulations;

•	the fact that we are not fully insured against all risks incident to our business;

•	dangers inherent in the storage and transportation of motor fuel;

•	our ability to manage growth and/or control costs;

•	our reliance on senior management, supplier trade credit and information technology; and

•

our partnership structure, which may create conflicts of interest between us and Sunoco GP LLC, our general partner (our “General Partner”), and its affiliates, and limits the fiduciary duties of our General Partner and its affiliates.

Many of the foregoing risks and uncertainties are, and will be, heightened by the COVID-19 pandemic and any further worsening of the global business and economic environment. New factors that could impact forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors. Should one or more of the risks or uncertainties described or referenced in this prospectus or our Annual Report on Form 10-K for the year ended December 31, 2020 occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements.

Other factors described herein or incorporated by reference, or factors that are unknown or unpredictable, could also have a material adverse effect on future results. Please read “Risk Factors” beginning on page 11 of this prospectus, the risk factors included in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and those that may be included in an applicable prospectus supplement, as well as risks described in all of the other information included or incorporated by reference in this prospectus and any prospectus supplement and in the documents that we incorporate by reference.

All forward-looking statements express or implied, are expressly qualified in their entirety by the foregoing cautionary statements.

The list of factors that could affect future performance and the accuracy of forward-looking statements is illustrative but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The forward-looking statements included in this prospectus are based on, and include, our estimates as of the date hereof. We anticipate that subsequent events and market developments will cause our estimates to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available in the future.

PROSPECTUS SUMMARY

This summary highlights information included or incorporated by reference in this prospectus. Because it is abbreviated, this summary does not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus and the documents incorporated by reference carefully before making an investment decision, including the information presented under the headings “Risk Factors” and “Forward-Looking Statements,” and the consolidated historical financial statements and the related notes thereto included in and incorporated by reference in this prospectus.

As used in this prospectus, (i) the “Partnership,” “Sunoco,” “we,” “our,” “us” or similar terms refer to Sunoco LP and its consolidated subsidiaries, as applicable and appropriate and (ii) our “General Partner” refers to Sunoco GP LLC, a Delaware limited liability company and the general partner of the Partnership.

Sunoco LP

We are a Delaware master limited partnership primarily engaged in the distribution of motor fuels to independent dealers, distributors, and other customers and the distribution of motor fuels to end customers at retail sites operated by commission agents. In addition, we receive rental income through the leasing or subleasing of real estate used in the retail distribution of motor fuels. As of March 31, 2021, we operated 78 retail stores located in Hawaii and New Jersey.

We believe we are one of the largest independent motor fuel distributors by gallons in the United States and one of the largest distributors of Chevron, Exxon, and Valero branded motor fuel in the United States. In addition to distributing motor fuel, we also distribute other petroleum products such as propane and lubricating oil.

We purchase motor fuel primarily from independent refiners and major oil companies and distribute it across more than 30 states throughout the East Coast, Midwest, South Central and Southeast regions of the United States, as well as Hawaii, to approximately:

•	78 company-owned and operated retail stores;

•	540 independently operated commission agent locations where we sell motor fuel to retail customers under commission arrangements with such operators;

•	6,757 retail stores operated by independent operators, which we refer to as “dealers” or “distributors,” pursuant to long-term distribution agreements; and

•	2,493 other commercial customers, including unbranded retail stores, other fuel distributors, school districts, municipalities and other industrial customers.

Our retail stores operate under several brands, including our proprietary brands APlus and Aloha Island Mart, and offer a broad selection of food, beverages, snacks, grocery and non-food merchandise, motor fuels and other services.

We are managed by our General Partner, which is owned by ET. Prior to April 1, 2021, Energy Transfer Operating, L.P. (“ETO”), owned our General Partner. On April 1, 2021, ETO merged into ET with ET surviving the merger. As of March 31, 2021, and immediately prior to such merger, ETO, a consolidated subsidiary of ET, owned 100% of the membership interests in our General Partner, all of our incentive distribution rights and approximately 34.2% of our common units, which constitutes a 28.5% limited partner interest in us.

Principal Executive Offices

Our principal executive offices are located at 8111 Westchester Drive, Suite 400, Dallas, Texas 75225. Our telephone number is (214) 981-0700.

THE EXCHANGE OFFER

On November 9, 2020, we completed a private offering of the private notes. In connection with the offering, we entered into a registration rights agreement with the initial purchasers pursuant to which we agreed to deliver to you this prospectus and to use reasonable efforts to consummate the exchange offer no later than 365 days after the date we issued the private notes.

The following summary contains basic information about the exchange offer and the exchange notes. It does not contain all the information that may be important to you. For a complete understanding of the exchange notes, please refer to the sections of this prospectus entitled “Exchange Offer” and “Description of the Exchange Notes.”

The Exchange Offer	We are offering to exchange the private notes for the exchange notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on July 6, 2021, unless extended, in which case the expiration date will mean the latest date and time to which we extend the exchange offer.

Conditions to the Exchange Offer	The registration rights agreement does not require us to accept the private notes for exchange if the exchange offer, or the making of any exchange by a holder of the private notes, would violate any applicable law or interpretation of the staff of the SEC. The exchange offer is not conditioned on a minimum aggregate amount of private notes being tendered.

Procedures for Tendering Private Notes	To participate in the exchange offer, you must follow the procedures established by The Depository Trust Company (“DTC”) for tendering private notes held in book-entry form. These procedures, which we call “ATOP” (“Automated Tender Offer Program”), require that (i) the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through DTC’s automated tender offer program, and (ii) DTC has received:

• your instructions to exchange your private notes; and

• your agreement to be bound by the terms of the letter of transmittal.

For more information on tendering your private notes, please refer to the sections in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer,” “Exchange Offer—Procedures for Tendering,” “Description of the Exchange Notes,” and “Description of the Exchange Notes—Book-Entry, Delivery and Form.”

Guaranteed Delivery Procedures	None.

Withdrawal of Tenders	You may withdraw your tender of the private notes at any time prior to the expiration date for the exchange offer. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Withdrawal of Tenders.”

Acceptance of Private Notes and Delivery of Exchange Notes	If you fulfill all conditions required for proper acceptance of the private notes, we will accept any and all private notes that you properly tender in the exchange offer on or before 5:00 p.m., New York City time, on the expiration date for the exchange offer. We will return any private notes that we do not accept for exchange to you without expense promptly after the expiration date for the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer.”

Fees and Expenses	We will bear all expenses related to the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Fees and Expenses.”

Use of Proceeds	The issuance of the exchange notes will not provide us with any new proceeds. We are making the exchange offer solely to satisfy our obligations under our registration rights agreement.

Consequences of Failure to Exchange Private Notes	If you do not exchange your private notes in the exchange offer, you will no longer be able to require us to register the private notes under the Securities Act except in limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the private notes unless we have registered the private notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

In addition, after the consummation of the exchange offer, it is anticipated that the outstanding principal amount of the private notes available for trading will be significantly reduced. The reduced float may adversely affect the liquidity and market price of the private notes. A smaller outstanding principal amount of private notes available for trading may also make the price of the private notes more volatile.

Certain U.S. Federal Income Tax Consequences	The exchange of private notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. For a discussion of material U.S. federal income tax considerations relating to the exchange of notes, see the section in this prospectus entitled “Certain U.S. Federal Income Tax Consequences.”

Exchange Agent	We have appointed U.S. Bank National Association, the trustee under the indenture governing the notes, as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal to the exchange agent addressed as follows: U.S. Bank National Association, Global Corporate Trust Services, Attn: Specialized Finance, 111 Fillmore Avenue, East EP-MN-WS-2N St. Paul, MN 55107. Eligible institutions may make requests for facsimile transmission at (800) 934-6802.

Terms of the Exchange Notes

The summary below describes the principal terms of the exchange notes. The financial terms and covenants of the exchange notes are the same as the private notes. Some of the terms and conditions described below are subject to important limitations and exceptions. You should carefully read the “Description of the Exchange Notes” section of this prospectus for a more detailed description of the exchange notes.

For purposes of this section of the prospectus summary, references to “Sunoco LP,” “we,” “us,” “our” and “ours” refer only to Sunoco LP and do not include its subsidiaries.

Issuers	Sunoco LP and Sunoco Finance Corp. (the “Issuers”).

Notes Offered	$800,000,000 aggregate principal amount of 4.500% Senior Notes due 2029.

Interest	Interest on the exchange notes will accrue at the per annum rate of 4.500%, payable semi-annually on May 15 and November 15 of each year. Interest on the private notes commenced accruing on May 15, 2021.

Maturity Date	Unless redeemed prior to maturity as described below, the exchange notes will mature on May 15, 2029.

Denominations	The exchange notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Ranking	The exchange notes will be senior unsecured obligations of the Issuers and will:

• rank equally in right of payment with all of the Issuers’ existing and future senior obligations;

• rank senior in right of payment to all of the Issuers’ future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the exchange notes;

•   be effectively subordinated to all of the Issuers’ existing and future secured indebtedness, including obligations under our revolving credit facility, to the extent of the value of the assets securing such indebtedness; and

• be structurally subordinated to all obligations, including trade payables, of any of the Issuers’ subsidiaries that do not guarantee the notes.

As of March 31, 2021, we had approximately $3.0 billion of debt outstanding, of which $381.0 million was secured indebtedness under our revolving credit facility (excluding approximately $8.0 million of letters of credit outstanding thereunder).

Guarantees	The exchange notes will be guaranteed on a senior unsecured basis by all of our subsidiaries that guarantee our obligations under our revolving credit facility and certain of our future subsidiaries. Certain direct and indirect subsidiaries of those guarantors are not guarantors of the existing senior notes or the revolving credit facility and will not guarantee our obligations under the exchange notes offered hereby.

The guarantee of the exchange notes by each subsidiary guarantor will rank equally in right of payment with all senior unsecured indebtedness of such guarantor and senior in right of payment to all future indebtedness and other obligations of such guarantor that are, by their terms, expressly subordinated in right of payment to such guarantee, and will be effectively subordinated to any secured indebtedness of such guarantor to the extent of the value of the assets of such guarantor securing such indebtedness.

Optional Redemption

The Issuers may, at their option, redeem some or all of the exchange notes at any time on or after May 15, 2024 at the redemption price described herein. Prior to such date, the Issuers may redeem some or all of the exchange notes at a redemption price equal to 100% of the aggregate principal amount thereof, plus the “applicable premium” and accrued and unpaid interest, if any, to, but not including, the redemption date. In addition, prior to May 15, 2024, the Issuers may redeem up to 35% of the aggregate principal amount of the exchange notes with an amount of cash not greater than the net cash proceeds of certain equity offerings, at a redemption price of 104.500% of the aggregate principal amount of the exchange notes being redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

Please read “Description of the Exchange Notes—Optional Redemption.”

Change of Control	If a change of control event occurs, which occurrence (other than one involving the adoption of a plan relating to liquidation or dissolution) is followed by a ratings decline within 90 days of consummation of the transaction, each holder of the exchange notes may require the Issuers to repurchase all or a portion of the holder’s exchange notes at a purchase price equal to 101% of the principal amount of the exchange notes, plus accrued and unpaid interest, if any, to, but not including, the date of settlement. Please read “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Certain Covenants	The indenture governing the exchange notes will, among other things, limit our and our restricted subsidiaries’ ability to:

• incur additional indebtedness or issue certain types of preferred equity;

• make distributions, repurchase equity, or redeem or make payments with respect to subordinated indebtedness;

• create liens or other encumbrances;

• make investments, loans or other guarantees;

• sell or otherwise dispose of a portion of our assets;

• engage in certain transactions with affiliates; and

• merge or consolidate with another entity.

However, many of these covenants will terminate if either Moody’s Investor Service, Inc. (“Moody’s”) or S&P Global Ratings (“S&P”) assigns the exchange notes an investment grade rating and no default exists with respect to the notes. These covenants are subject to a number of important qualifications and exceptions which are described in “Description of the Exchange Notes—Certain Covenants.”

No Public Market	The exchange notes will be new securities for which there is currently no established trading market. As a result, a liquid market for the exchange notes may not be available if you try to sell such exchange notes. We do not intend to apply for a listing of the exchange notes on any securities exchange or any automated dealer quotation system.

Risk Factors	Investing in the exchange notes involves risks. See “Risk Factors” beginning on page 11 for a discussion of certain factors you should consider in evaluating an investment in the exchange notes.

RISK FACTORS

An investment in the notes involves a high degree of risk. You should carefully consider the information included and incorporated by reference in this prospectus, including the matters addressed under “Disclosure Regarding Forward-Looking Statements,” the following risk factors and the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2020, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and those that may be included in an applicable prospectus supplement, as well as all other information contained or incorporated by reference in this prospectus, before participating in the exchange offer.

We are subject to certain risks and uncertainties due to the nature of the business activities we conduct. The risks discussed below and in any of the documents incorporated by reference in this prospectus, any of which could materially and adversely affect our business, financial condition, cash flows and results of operations, are not the only risks and uncertainties that we face. We may experience additional risks and uncertainties not presently known to us or that we currently deem to be immaterial that may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations could suffer, we might not be able to make payments on the notes and investors could lose all or part of their investment.

Risks Related to Our Indebtedness and the Notes

If you do not properly tender your private notes, you will continue to hold unregistered private notes and your ability to transfer the private notes will be adversely effected.

We will only issue exchange notes in exchange for private notes that are timely received by the exchange agent. Therefore, you should allow sufficient time to ensure timely delivery of the private notes, and you should carefully follow the instructions on how to tender your private notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of the private notes. If you do not tender your private notes or if we do not accept your private notes because you did not tender your private notes properly, then, after we consummate the exchange offer, you may continue to hold private notes that are subject to transfer restrictions. In addition, if you tender your private notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for private notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes.

After the exchange offer is consummated, if you continue to hold any private notes, you may have difficulty selling them because there will be fewer private notes outstanding. In addition, if a large amount of private notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.

Our future debt levels may impair our financial condition and prevent us from fulfilling our obligations under the notes.

As of March 31, 2021, we had approximately $3.0 billion of debt outstanding, of which $381.0 million was secured indebtedness under the revolving credit facility (excluding approximately $8 million of letters of credit outstanding thereunder) and we had approximately $1.1 billion of remaining borrowing capacity under our revolving credit facility. The level of our future indebtedness could have important consequences to us, including:

•	making it more difficult for us to satisfy our obligations with respect to the notes, the credit agreement governing our revolving credit facility (“credit agreement”) and other debt agreements;

•	limiting our ability to borrow additional amounts to fund working capital, capital expenditures, acquisitions, debt service requirements, the execution of our growth strategy and other activities;

•

requiring us to dedicate a substantial portion of our cash flow from operations to pay interest on our debt, which would reduce our cash flow available to fund working capital, capital expenditures, acquisitions, execution of our growth strategy and other activities;

•

making us more vulnerable to adverse changes in general economic conditions, our industry and government regulations and in our business by limiting our flexibility in planning for, and making it more difficult for us to react quickly to, changing conditions; and

•	placing us at a competitive disadvantage compared with our competitors that have less debt.

In addition, we may not be able to generate sufficient cash flow from our operations to repay our indebtedness when it becomes due and to meet other cash needs. Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. In addition, our ability to service our debt will depend on market interest rates, since we anticipate that the interest rates applicable to borrowings under our revolving credit facility will fluctuate. If we are not able to pay our debts as they become due, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional debt or equity securities. We may not be able to refinance our debt or sell additional debt or equity securities or our assets on favorable terms, if at all, and if we must sell our assets, it may negatively affect our ability to generate revenues.

Despite our current level of indebtedness, the indenture governing the notes permit us and our subsidiaries to incur substantially more indebtedness. This could further increase the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes limit, but do not prohibit us or our subsidiaries from doing so. If we incur any additional indebtedness that ranks equally with the notes and the guarantees, the holders of that indebtedness will be entitled to share ratably with the notes and the related guarantees in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of any proceeds paid to you. If our current debt levels increase, the related risks that we and our subsidiaries now face could intensify.

The notes and the guarantees are unsecured and effectively subordinated to the Issuers’ and the guarantors’ existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness.

The notes and the guarantees are general unsecured obligations ranking effectively junior in right of payment to all of the Issuers’ and the guarantors’ existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. Additionally, the indenture governing the notes permits us to incur additional secured indebtedness in the future. As of March 31, 2021, we had approximately $3.0 billion of debt outstanding, of which $381.0 million was secured indebtedness under the revolving credit facility (excluding approximately $8 million of letters of credit outstanding thereunder). Additionally, we had approximately $1.1 billion of remaining borrowing capacity under our revolving credit facility. In the event that either of the Issuers or any guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any indebtedness that is senior in right to payment on the notes or the guarantees will be entitled to be paid in full from the Issuers’ assets or the assets of the guarantor, as applicable, before any payment may be made with respect to the notes or the affected guarantees. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events or in the event of the liquidation, dissolution, reorganization, bankruptcy or similar proceeding of the business of a non-guarantor subsidiary, as described below, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of secured indebtedness.

The notes are structurally subordinated to all liabilities of any non-guarantor subsidiaries.

The notes are structurally subordinated to the indebtedness and other liabilities of any of our subsidiaries that do not guarantee the notes. Any non-guarantor subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by loans, distributions or other payments. Any right that we or the guarantors have to receive any assets of any such non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be structurally subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any such non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

Certain restrictive covenants in the indenture governing the notes will be terminated if the notes achieve an investment grade rating from either Moody’s or S&P and no default exists with respect to the notes.

Most of the restrictive covenants in the indenture governing the notes will cease to apply if the notes achieve investment grade ratings from Moody’s or S&P, and no default or event of default has occurred and is then continuing. If these restrictive covenants cease to apply, we may take actions, such as incurring additional debt or making certain dividends or distributions that would otherwise be prohibited under the indenture. Ratings are given by these rating agencies based upon analyses that include many subjective factors. We cannot assure you that the notes will achieve investment grade ratings, nor can we assure you that investment grade ratings, if granted, will reflect all of the factors that would be important to holders of the notes.

Our existing credit agreement and the indenture governing the notes have substantial restrictions and financial covenants that may restrict our business and financing activities.

We are dependent upon the earnings and cash flow generated by our operations in order to meet our debt service obligations. The operating and financial restrictions and covenants in our credit agreement, the indenture governing the notes and any future financing agreements may restrict our ability to finance future operations or capital needs and to engage in or expand our business activities. For example, our credit agreement and the indenture governing the notes, respectively, restrict our ability to, among other things:

•	incur certain additional indebtedness or issue certain types of preferred equity;

•	make distributions, repurchase equity or redeem or make payments with respect to subordinated indebtedness;

•	incur, permit, or assume certain liens to exist on our properties or assets;

•	sell or otherwise dispose of a portion of our assets;

•	engage in certain transactions with affiliates;

•	make certain investments or enter into certain restrictive material contracts; and

•	merge or consolidate with another entity.

In addition, our credit agreement contains covenants requiring us to maintain certain financial ratios.

Our future ability to comply with these restrictions and covenants is uncertain and will be affected by the levels of cash flow from our operations and other events or circumstances beyond our control. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we violate any provisions of our credit agreement, the indenture governing the notes or the indenture governing existing senior notes that are not cured or waived within the appropriate time period provided therein, a significant portion of our indebtedness may become immediately due and payable and the commitment of our revolving credit facility lenders to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make these accelerated payments.

Federal and state statutes allow courts, under specific circumstances, to void subsidiary guarantees and require noteholders to return payments received from subsidiary guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a subsidiary’s guarantee of the notes could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor, if, among other things, the guarantor, at the time it incurred the debt evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of our creditors or the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

We may not have the funds necessary to finance the repurchase of the notes in connection with a change of control offer required by the indenture.

Upon the occurrence of specific kinds of change of control events, which occurrence (other than one involving the adoption of a plan relating to liquidation or dissolution) is followed by a ratings decline with respect to the notes within 90 days of consummation of the transaction, the indenture governing the notes requires the Issuers to make an offer to repurchase the notes at 101% of the principal amount thereof, plus accrued and unpaid interest (and liquidated damages, if any) to, but not including, the date of repurchase. The indenture governing our existing senior notes also requires the Issuers to make an offer to repurchase the existing senior notes upon the occurrence of such change of control events. However, it is possible that we will not have sufficient funds, or the ability to raise sufficient funds, at the time of the change of control to make the required repurchase of the notes. In addition, restrictions under our revolving credit facility may not allow us to make a repurchase of the notes upon a change of control. If we could not refinance the revolving credit facility, or otherwise obtain a waiver from the lenders thereunder, we would be prohibited from repurchasing the notes, which would constitute an event of default under the indenture. Because the definition of change of control under our credit agreement differs from that under the indenture that governs the notes, there may be a change of control and resulting default under our credit agreement at a time when no change of control has occurred under the indenture. Please read “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

In connection with the sale of the private notes on November 9, 2020, we, Sunoco Finance and the guarantors entered into a registration rights agreement (the “registration rights agreement”) with the initial purchasers of the private notes, which requires us to file a registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of the registration statement, offer to the holders of the private notes the opportunity to exchange their private notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act.

The registration rights agreement provides that we must use our reasonable efforts to consummate the exchange offer not later than 365 days after the original issuance of the private notes. The registration rights agreement further provides that we must file a shelf registration statement for the resale of the private notes under certain circumstances and use reasonable best efforts to cause such registration statement to become effective under the Securities Act and to keep such registration statement effective for a period of one year, or such shorter period that will terminate when all private notes covered by the shelf registration statement have been sold.

For each private note surrendered to us pursuant to the exchange offer, the holder of such private note will receive an exchange note having a principal amount equal to that of the surrendered private note. Interest payments on the exchange notes will be made semi-annually in cash, on May 15 and November 15 of each year. The registration rights agreement also provides an agreement to include in the prospectus for the exchange offer certain information necessary to allow a broker-dealer who holds private notes that were acquired for its own account as a result of market-making activities or other trading activities (other than private notes acquired directly from us or one of our affiliates) to exchange such private notes pursuant to the exchange offer and to satisfy the prospectus delivery requirements in connection with resales of exchange notes received by such broker-dealer in the exchange offer. We agreed to use reasonable efforts to maintain the effectiveness of the exchange offer registration statement for these purposes for a period of 180 days after the completion of the exchange offer, which period may be extended under certain circumstances.

The preceding agreement is needed because any broker-dealer who acquires private notes for its own account as a result of market-making activities or other trading activities is required to deliver a prospectus meeting the requirements of the Securities Act. This prospectus covers the offer and sale of the exchange notes pursuant to the exchange offer and the resale of exchange notes received in the exchange offer by any broker-dealer who held private notes acquired for its own account as a result of market-making activities or other trading activities (other than private notes acquired directly from us or one of our affiliates).

Holders that are broker-dealers may be deemed “underwriters” within the meaning of the Securities Act in connection with any resale of exchange notes acquired in the exchange offer. Holders that are broker-dealers must acknowledge that they acquired their private notes in market-making activities or other trading activities and must deliver a prospectus when they resell the exchange notes they acquire in the exchange offer in order not to be deemed an underwriter.

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued in exchange for private notes may be offered for resale, resold and otherwise transferred by any exchange noteholder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such exchange notes.

Any holder who tenders notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•

cannot rely on the position of the staff of the SEC set forth in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988); Morgan Stanley & Co. Inc., SEC No-Action Letter (June 5, 1991); Shearman & Sterling, SEC No-Action Letter (July 2, 1993) or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

Each holder of the private notes (other than certain specified holders) who desires to exchange private notes for the exchange notes in the exchange offer will be required to make the representations described below under “—Your Representations to Us.”

In the event that (i) we determine that the registration provided for in the registration rights agreement is not available or the exchange offer may not be completed as soon as practicable after the last exchange date because it would violate any applicable law or applicable interpretations of the SEC; (ii) the exchange offer is not for any other reason completed by the respective Target Registration Date (as defined below) or (iii) upon receipt of a written request (a “Shelf Request”) from any initial purchaser representing that it holds registrable securities (as defined in the registration rights agreement) that are or were ineligible to be exchanged in the exchange offer, we will use our reasonable best efforts to cause to be filed as soon as practicable after such determination, date or Shelf Request, as the case may be, a shelf registration statement providing for the sale of all the registrable securities by the holders thereof and to have such shelf registration statement become effective.

If (i) on or prior to the time the exchange offer is completed existing law or SEC interpretations are changed such that the exchange notes would not generally be freely transferable after the exchange offer without further registration under the Securities Act; (ii) the exchange offer registration statement is not declared effective by 365 days after the issue date of the private notes, or (iii) the exchange offer has not been completed within 20 business days of the exchange offer registration statement being declared effective, then we will use our reasonable best efforts to file and to have become effective a shelf registration statement relating to resales of the exchange notes and to keep that shelf registration statement effective until the date that the exchange notes cease to be “registrable securities” (as defined in the registration rights agreement), including when all exchange notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. We will, in the event of such a shelf registration, provide to each participating holder of exchange notes copies of a prospectus, notify each participating holder of exchange notes when the shelf registration statement has become effective and take certain other actions to permit resales of the exchange notes. A holder of exchange notes that sells exchange notes under the shelf registration statement generally will be required to make certain representations to us (as described in the registration rights agreement), to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder of exchange notes (including certain indemnification obligations). Holders of exchange notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from us. Under applicable interpretations of the staff of the SEC, our affiliates will not be permitted to exchange their private notes for registered notes in the exchange offer.

If the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before the date that is 365 days after the issue date of the private notes (the “Target Registration

Date”), then we will pay each holder of private notes liquidated damages in the form of additional interest in an amount equal to 0.25% per annum of the principal amount of notes held by such holder, with respect to the first 90 days after the Target Registration Date (which rate shall be increased by an additional 0.25% per annum for each subsequent 90-day period that such liquidated damages continue to accrue), in each case until the exchange offer is completed or the shelf registration statement is declared effective; provided, however, that at no time will the amount of liquidated damages accruing with respect to the private notes exceed in the aggregate 1.0% per annum. These liquidated damages will be the sole and exclusive remedy available to holders of the private notes from our failure to comply with our registration obligations under the registration rights agreement. Upon the completion of the exchange offer (or, if required, the effectiveness of the shelf registration statement) liquidated damages described in this paragraph with respect to the private notes will cease to accrue.

If we effect the registered exchange offer, we will be entitled to close the registered exchange offer 20 business days after its commencement.

This summary of the material provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is incorporated by reference into this prospectus.

Except as set forth above, after consummation of the exchange offer, holders of private notes that are the subject of the exchange offer have no registration or exchange rights under the registration rights agreement. See ”—Consequences of Failure to Exchange.”

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any private notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue exchange notes in principal amount equal to the principal amount of private notes surrendered in the exchange offer. Private notes may be tendered only for exchange notes and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The exchange offer is not conditioned upon any minimum aggregate principal amount of the private notes being tendered for exchange.

As of the date of this prospectus, $800.0 million in aggregate principal amount of the private notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of private notes. There will be no fixed record date for determining registered holders of private notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Private notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These private notes will continue to be entitled to the rights and benefits such holders have under the indenture relating to the private notes.

We will be deemed to have accepted for exchange properly tendered private notes when we have given oral (promptly followed in writing) or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

If you tender private notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of private notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section entitled “—Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

We will return any private notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on July 6, 2021, unless extended, in which case the expiration date will mean the latest date and time to which we extend the exchange offer.

Delays in Acceptance, Extensions, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any private notes by giving oral (promptly followed in writing) or written notice of such delay to their holders. During any such extensions, any private notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

In order to extend the exchange offer, we will notify the exchange agent by giving oral (promptly followed in writing) or written notice of such extension. We will notify the registered holders of the private notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied with respect to the exchange offer, we reserve the right, in our sole discretion:

•	to delay accepting for exchange any private notes in the exchange offer;

•	to extend the exchange offer; or

•	to terminate the exchange offer,

by giving oral (promptly followed in writing) or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral (promptly followed in writing) or written notice thereof to the registered holders of the private notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the private notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer. In the event of a material change in the exchange offer, including the waiver by us of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or exchange any exchange notes for, any private notes if the exchange offer, or the making of any exchange by a holder of private notes, would violate applicable law or any applicable interpretation of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting private notes for exchange in the event of such a potential violation.

In addition, we will not be obligated to accept for exchange the private notes of any holder that has not made to us the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the exchange notes under the Securities Act.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any private notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give prompt oral (promptly followed in writing) or written notice of any extension, amendment, non-acceptance or termination to the holders of the private notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any private notes tendered, and will not issue exchange notes in exchange for any such private notes, if at such time any stop order has been threatened or is in effect with respect to the exchange offer registration statement of which this prospectus constitutes a part or the qualification of the indenture governing the exchange notes under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Procedures for Tendering

In order to participate in the exchange offer, you must properly tender your private notes to the exchange agent as described below. It is your responsibility to properly tender your private notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in exchanging your private notes, please call the exchange agent, whose address and phone number are set forth in “Prospectus Summary—The Exchange Offer—Exchange Agent.”

All of the private notes were issued in book-entry form, and all of the private notes are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the private notes may be tendered using the ATOP instituted by DTC. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their private notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will be deemed to state that DTC has received instructions from the participant to tender the private notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange private notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of the private notes.

Determinations Under the Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered private notes and withdrawal of tendered private notes. Our determination will be final and binding. We reserve the absolute right to reject any private notes not properly tendered or any private notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular private notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of private notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of private notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of private notes will not be deemed made until such defects or irregularities have been cured or waived. Any private notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date of the exchange offer.

When We Will Issue Exchange Notes

In all cases, we will issue exchange notes for private notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	a book-entry confirmation of such private notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Private Notes Not Accepted or Exchanged

If we do not accept any tendered private notes for exchange or if private notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged private notes will be returned without expense to their tendering holder. Such non-exchanged private notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your Representations to Us

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act; and

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for private notes, you acquired those private notes as a result of market-making activities or other trading activities and you will deliver a prospectus (or to the extent permitted by law, make available a prospectus) in connection with any resale of such exchange notes.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date for the exchange offer. For a withdrawal to be effective you must comply with the appropriate procedures of DTC’s ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn private notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any private notes so withdrawn not to have been validly tendered for exchange for purposes of an exchange offer.

Any private notes that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the private notes. This crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may re-tender properly withdrawn private notes by following the procedures described under “—Procedures for Tendering” above at any time prior to 5:00 p.m., New York City time, on the expiration date for the exchange offer.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by electronic means through DTC by exchange agent; however, we may make additional solicitation by facsimile, telephone, mail or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	all registration and filing fees and expenses;

•	all fees and expenses of compliance with federal securities and state “blue sky” or securities laws;

•	accounting fees, legal fees incurred by us, disbursements and printing, messenger and delivery services, and telephone costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of private notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of private notes under the exchange offer.

Consequences of Failure to Exchange

If you do not exchange your private notes for exchange notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the private notes. In general, you may not offer or sell the private notes unless the offer or sale is either registered under the Securities Act or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the private notes under the Securities Act.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the private notes. This carrying value is the aggregate principal amount of the private notes plus or minus any bond premium or discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered private notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any private notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered private notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange offer. The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will retire or cancel all of the outstanding private notes tendered in the exchange offer. Accordingly, the issuance of the exchange notes will not result in any increase in our outstanding indebtedness or in the obligations of the guarantors of the notes.

DESCRIPTION OF THE EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the terms “Sunoco LP,” “we,” “us” and “our” refer only to Sunoco LP and not to any of its subsidiaries, the term “Finance Corp.” refers to Sunoco Finance Corp. and the term “Issuers” refers to Sunoco LP and Finance Corp.

The Issuers issued the private notes, and will issue the exchange notes, under an indenture dated as of November 24, 2020, among themselves, the Guarantors and U.S. Bank National Association, as trustee (the “Indenture”). The terms of the private notes include, and the exchange notes will include, those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of notes. Copies of the Indenture are available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture.

The registered holder of a note will be treated as its owner for all purposes. Only registered holders will have rights under the Indenture. Unless the context otherwise requires for all purposes of the Indenture, and for this “Description of the Exchange Notes,” all references to the “notes” include the private notes, the exchange notes and any additional notes actually issued under the Indenture.

General

The Notes

The notes are:

•	general unsecured obligations of the Issuers;

•	pari passu in right of payment with all existing and future senior Indebtedness of the Issuers;

•	senior in right of payment to any future subordinated Indebtedness of the Issuers; and

•	unconditionally guaranteed by the Guarantors.

The notes, however, are effectively subordinated to all existing and future secured Indebtedness including obligations under the Credit Agreement, which is secured by substantially all of the assets of Sunoco LP and the Guarantors, to the extent of the value of the assets securing that Indebtedness. Additionally, the notes are structurally subordinated to any Indebtedness of our Subsidiaries that do not guarantee the notes. See “Risk Factors—Risks Related to Our Indebtedness and the Notes—The notes and the guarantees are unsecured and effectively subordinated to the Issuers’ and the guarantors’ existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness” and “—The notes are structurally subordinated to all liabilities of any non-guarantor subsidiaries.”

The Note Guarantees

Each guarantee of the notes is:

•	a general unsecured obligation of the Guarantor;

•	pari passu in right of payment with all existing and future senior Indebtedness of that Guarantor; and

•	senior in right of payment to any future subordinated Indebtedness of that Guarantor.

The Note Guarantees, however, are effectively subordinated to all existing and future secured Indebtedness of the Guarantors, including obligations under the Credit Agreement, to the extent of the value of the assets securing those guarantees.

All of Sunoco LP’s current material Subsidiaries, with the exception of Finance Corp., that guarantee its obligations under the Credit Agreement as of the date hereof guarantee the notes. The notes will also be guaranteed by any of Sunoco LP’s future Domestic Subsidiaries that incurs Indebtedness under a Credit Facility and by any Restricted Subsidiaries that guarantee Indebtedness of an Issuer or a Guarantor under a Credit Facility. As of the date hereof, none of our non-guarantor Subsidiaries will have any Indebtedness (other than intercompany Indebtedness). In the event of a bankruptcy, liquidation or reorganization of any of our non-guaranteeing Subsidiaries, the non-guaranteeing Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us and, as a result, the obligations of our non-guaranteeing subsidiaries will be structurally senior to the notes and Note Guarantees. See “Risk Factors—Risks Related to Our Indebtedness and the Notes—The notes and the guarantees are unsecured and effectively subordinated to the Issuers’ and the guarantors’ existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness” and “—The notes are structurally subordinated to all liabilities of any non-guarantor subsidiaries.”

All of our Subsidiaries are “Restricted Subsidiaries” and all of our material Subsidiaries guarantee the notes. Under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” however, we are permitted to designate certain of our existing and future Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries are not subject to the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries do not guarantee the notes.

Principal, Maturity and Interest

The Issuers will issue up to $800.0 million in aggregate principal amount of exchange notes in the exchange offer. The Issuers may issue additional notes under the Indenture from time to time after this offering. Any issuance of additional notes is subject to all the covenants in the Indenture, including the covenants described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity.” The notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. The Issuers have issued the notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on May 15, 2029.

Interest on the notes accrues at the rate of 4.500% per annum. Interest on the notes is payable semi-annually in arrears on May 15 and November 15 of each year, commencing on May 15, 2021. Interest on overdue principal and interest accrues at the interest rate of the notes. The Issuers will make each interest payment on the notes to the holders of record on May 1 and November 1 immediately preceding each payment date. Additional interest may accrue on the notes as liquidated damages in certain circumstances described in the registration rights agreement. All references in this “Description of the Exchange Notes” include any such additional interest to the extent payable.

Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

Interest on global notes will be paid in accordance with the procedures of the applicable depositary. If a holder of $5.0 million or more in principal amount of notes held in certificated form has given wire transfer instructions to Sunoco LP, to an account in the United States, the Issuers will pay all principal of, and interest and premium, if any, on, that holder’s notes in accordance with those instructions. All other payments on certificated notes (as defined below) will be made at the office or agency of the paying agent and registrar unless the Issuers elect to make interest payments by check mailed to the holders of notes at their addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee acts as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the holders of notes, and Sunoco LP, Finance Corp. or any of Sunoco LP’s other Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charge will be imposed by the Issuers or the trustee or registrar for any transfer or exchange of notes, except that holders will be required to pay all taxes due on transfer. The Issuers will not be required to transfer or exchange any note selected for redemption. Also, the Issuers will not be required to transfer or exchange any note for a period of 15 days before the delivery of a notice of redemption.

Note Guarantees

The notes are guaranteed by each of Sunoco LP’s current material Subsidiaries, with the exception of Finance Corp., that guarantee its obligations under the Credit Agreement as of the date hereof. The notes may also be guaranteed by certain of Sunoco LP’s future Restricted Subsidiaries under the circumstances described under “—Certain Covenants—Additional Guarantees.” These Note Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee are limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to Our Indebtedness and the Notes—Federal and state statutes allow courts, under specific circumstances, to void subsidiary guarantees and require noteholders to return payments received from subsidiary guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Issuers or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)

the Person acquiring the assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) assumes all the obligations of that Guarantor under the Indenture and its Note Guarantee pursuant to a supplemental indenture substantially in the form specified in the Indenture; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with the “Asset Sales” provisions of the Indenture;

provided that any Qualified Retail Asset Sale shall not constitute the sale or other disposition of all or substantially all of the properties or assets of any Guarantor.

The Note Guarantee of a Guarantor and its other obligations under the Indenture will be automatically released:

(1)

in connection with any sale or other disposition of all or substantially all of the properties or assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Sunoco LP or a Restricted Subsidiary of Sunoco LP, if (for the avoidance of doubt, at the time thereof) the sale or other disposition does not violate the “Asset Sales” provisions of the Indenture;

(2)

in connection with any sale or other disposition of all the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Sunoco LP or a Restricted Subsidiary of Sunoco LP, if (for the avoidance of doubt, at the time thereof) the sale or other disposition does not violate the “Asset Sales” provisions of the Indenture;

(3)	if Sunoco LP designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(4)

at such time as the Guarantor ceases to guarantee any other Indebtedness of an Issuer or another Guarantor; provided that, if it is also a Domestic Subsidiary, it is then no longer an obligor with respect to any Indebtedness under any Credit Facility; provided, however, that if, at any time following such release, that Guarantor incurs a guarantee under a Credit Facility, then such Guarantor shall be required to provide a Note Guarantee at such time;

(5)	upon legal or covenant defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”; or

(6)	the first day on which the notes achieve an Investment Grade Rating.

See “—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption

Except pursuant to this section relating to optional redemption, or as described below in the last paragraph under “—Repurchase at the Option of Holders—Change of Control,” the notes are not redeemable at the Issuers’ option.

At any time prior to May 15, 2024, the Issuers may, on one or more occasions, redeem up to 35% of the aggregate principal amount of the notes issued under the Indenture at a redemption price of 104.500% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), in an amount not greater than the net cash proceeds of one or more Equity Offerings; provided that:

(1)

at least 65% of the aggregate principal amount of the notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by Sunoco LP and its Subsidiaries); and

(2)	the redemption occurs within 180 days of the date of the closing of each such Equity Offering.

On and after May 15, 2024, the Issuers may, on one or more occasions, redeem all or a part of the notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes redeemed to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

Year	Redemption Price
2024	102.250%
2025	101.500%
2026	100.750%
2027 and thereafter	100.000%

Prior to May 15, 2024, the Issuers may, on one or more occasions, redeem all or part of the notes at a redemption price equal to the sum of the principal amount thereof, plus the Applicable Premium, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)

if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such other method as the trustee deems fair (except that any notes represented by a note in global form will be selected by such method as The Depository Trust Company (“DTC”) or its nominee or successor may require or, where such nominee or successor is the trustee, a method that most nearly approximates pro rata selection as the trustee deems fair and appropriate unless otherwise required by law).

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be sent at least 15 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. Any such redemption may, at Sunoco LP’s discretion, be subject to one or more conditions precedent.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption without condition become due on the date fixed for redemption. Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, Sunoco LP will make an offer to each holder of notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the Indenture. In the Change of Control Offer, Sunoco LP will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest on the notes repurchased to, but excluding, the date of purchase (the “Change of Control Payment Date”), subject to the rights of holders of notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Payment Date. Within 30 days following any Change of Control, Sunoco LP will send a notice to each holder of the notes describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by the Indenture and described in such notice. In making the Change of Control Offer, Sunoco LP will comply with all applicable requirements of Rule 14e-1 under the Exchange Act and other securities laws and regulations. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, Sunoco LP will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue of such compliance.

Promptly following the expiration of the Change of Control Offer, Sunoco LP will, to the extent lawful, accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer. Promptly thereafter on the Change of Control Payment Date, Sunoco LP will:

(1)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(2)

deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Sunoco LP.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes (or, to the extent the notes are in global form, make such payment through the facilities of DTC), and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note of equal in principal amount to any unpurchased portion of the notes surrendered; provided, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Sunoco LP will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

These provisions relating to a Change of Control Offer will be applicable whether or not any other provisions of the Indenture are applicable. Except with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of notes to require that either of the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Sunoco LP will not be required to make a Change of Control Offer upon a Change of Control, if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Sunoco LP and purchases all notes properly tendered and not withdrawn under the Change of Control Offer; (2) notice of redemption with respect to all outstanding notes has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price; or (3) in connection with, or in contemplation of, any publicly announced Change of Control, Sunoco LP has made an offer to purchase (an “Alternate Offer”) any and all notes properly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all such notes properly tendered in accordance with the terms of such Alternate Offer. Notwithstanding anything to the contrary contained in the Indenture, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Sunoco LP and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Sunoco LP to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Sunoco LP and its Subsidiaries taken as a whole to another Person or group may be uncertain.

In the event that holders of not less than 90% of the aggregate principal amount of the outstanding notes accept a Change of Control Offer or Alternate Offer and Sunoco LP purchases all of the notes held by such holders, Sunoco LP will have the right, upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer or Alternate Offer described above, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment or Alternate Offer price, as applicable, plus, to the extent not included in the Change of Control Payment or Alternate Offer price, as applicable, accrued and unpaid interest thereon to, but excluding, the redemption date (subject to the right of the holders of notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Notwithstanding anything to the contrary in the Indenture or the notes, any Qualified Retail Asset Sale shall not constitute a Change of Control, and neither of the Issuers will be required to make a Change of Control Offer as a result of any Qualified Retail Asset Sale.

The agreements governing Sunoco LP’s other Indebtedness contain, and future agreements governing Sunoco LP’s Indebtedness may contain, prohibitions of certain events, including events that would constitute a Change of Control and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require Sunoco LP to repurchase their notes upon a Change of Control could cause a default under these other agreements, even if the Change of Control itself does not, due to the financial effect of such repurchases on Sunoco LP or other circumstances. If a Change of Control occurs at a time when Sunoco LP is prohibited from purchasing notes, Sunoco LP could seek the consent of the lenders or counterparties under those agreements or could attempt to repay or refinance such borrowings. If Sunoco LP does not obtain an appropriate consent or repay those borrowings, Sunoco LP will remain prohibited from purchasing notes. In that case, Sunoco LP’s failure to purchase tendered notes would constitute an Event of Default under the Indenture which could, in all likelihood, constitute a default under the other indebtedness. Finally, Sunoco LP’s ability to pay cash to the holders of notes upon a repurchase may be limited by Sunoco LP’s then existing financial resources. See “Risk Factors—Risks Related to Our Indebtedness and the Notes—We may not have the funds necessary to finance the repurchase of the notes in connection with a change of control offer required by the indenture.”

Asset Sales

Sunoco LP will not consummate, and will not permit any of its Restricted Subsidiaries to consummate, an Asset Sale unless:

(1)

Sunoco LP (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)

such fair market value is determined by the Board of Directors of the General Partner if the value is $50.0 million or more, as evidenced by a resolution of such Board of Directors of the General Partner; and

(3)

at least 75% of the aggregate consideration received by Sunoco LP and its Restricted Subsidiaries in the Asset Sale and all other Asset Sales since the 2023 Notes Issue Date is in the form of cash or Cash Equivalents.

For purposes of this provision, each of the following will be deemed to be cash:

(a)

any liabilities, as shown on Sunoco LP’s most recent consolidated balance sheet, of Sunoco LP or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantees) that are assumed or forgiven by the transferee of any such assets pursuant to a novation or indemnity agreement that releases Sunoco LP or such Restricted Subsidiary from or indemnifies against further liability;

(b)

any securities, notes or other obligations received by Sunoco LP or any such Restricted Subsidiary from such transferee that are within 180 days after the Asset Sale (subject to ordinary settlement periods), converted by Sunoco LP or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion;

(c)	any Capital Stock or assets of the kind referenced in clause (2) or (4) of the next paragraph; and

(d)

any Designated Non-cash Consideration received by Sunoco LP or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by Sunoco LP), taken together with all other Designated Non-cash Consideration received pursuant to this clause (d), not to exceed the greater of (i) $50.0 million and (ii) 2.5% of Sunoco LP’s Consolidated Net Tangible Assets (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Within 365 days after the receipt of any Net Proceeds from an Asset Sale (or within 180 days after such 365-day period in the event Sunoco LP or any Restricted Subsidiary enters into a binding commitment with respect to such application), Sunoco LP (or any Restricted Subsidiary) may apply an amount equal to such Net Proceeds:

(1)

to repay Senior Indebtedness of Sunoco LP and/or its Restricted Subsidiaries (or to make an offer to repurchase or redeem such Indebtedness; provided that such repurchase or redemption closes within 45 days after the end of such 365-day period or any permitted extension thereof as contemplated by the first sentence of this paragraph);

(2)

to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business becomes a Restricted Subsidiary of Sunoco LP;

(3)	to make a capital expenditure; or

(4)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, Sunoco LP or any Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, within five business days thereof, Sunoco LP will make an offer (an “Asset Sale Offer”) to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the notes plus accrued and unpaid interest to, but excluding, the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the purchase date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Sunoco LP may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, then notes and such other pari passu Indebtedness will be purchased on a pro rata basis (except that any notes represented by a note in global form will be selected by such method as DTC or its nominee or successor may require or, where such nominee or successor is the trustee, a method that most nearly approximates pro rata selection as the trustee deems fair and appropriate unless otherwise required by law). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

In making an Asset Sale Offer, Sunoco LP will comply with the applicable requirements of Rule 14e-1 under the Exchange Act and other securities laws and regulations. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sales” provisions of the Indenture, Sunoco LP will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Asset Sales” provisions of the Indenture by virtue of such compliance.

Certain Covenants

Termination of Covenants

If at any time following the date of the Indenture, the notes then outstanding achieve an Investment Grade Rating and no Default or Event of Default has occurred and is then continuing under the Indenture, Sunoco LP and its Restricted Subsidiaries will no longer be subject to the following provisions of the Indenture (a “Termination Event”):

(1)	“—Repurchase at the Option of Holders—Asset Sales”;

(2)	“—Restricted Payments”;

(3)	“—Incurrence of Indebtedness and Issuance of Disqualified Equity”;

(4)	“—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(5)	“—Designation of Restricted and Unrestricted Subsidiaries”;

(6)	“—Transactions with Affiliates”;

(7)	“—Limitations on Finance Corp. Activities”;

(8)	clause (4) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets”; and

(9)	“—Additional Guarantees.”

There can be no assurance that the notes will ever achieve or maintain an Investment Grade Rating. Following a Termination Event, the foregoing covenants will continue to be terminated even if the notes fall below an Investment Grade Rating or a Default or Event of Default has occurred and is then continuing under the Indenture.

Restricted Payments

Sunoco LP will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)

declare or pay any dividend or make any other payment or distribution on account of its outstanding Equity Interests (including any payment in connection with any merger or consolidation involving Sunoco LP or any of its Restricted Subsidiaries) or to the direct or indirect holders of Sunoco LP’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than distributions or dividends payable in Equity Interests, excluding Disqualified Equity, of Sunoco LP and other than distributions or dividends payable to Sunoco LP or a Restricted Subsidiary of Sunoco LP);

(2)

purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Sunoco LP) any Equity Interests of Sunoco LP or any direct or indirect parent of Sunoco LP;

(3)

make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Sunoco LP or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding (a) intercompany Indebtedness between or among Sunoco LP and any of its Restricted Subsidiaries and (b) any such subordinated Indebtedness repaid, acquired or retired for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of payment, acquisition or retirement), except a payment of interest or principal within one month of its Stated Maturity; or

(4)	make any Restricted Investment,

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment, no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and either:

(1)

if the Fixed Charge Coverage Ratio for Sunoco LP’s most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment is not less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Sunoco LP and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2) through (10) of the next succeeding paragraph) during the quarter in which such Restricted Payment is made, is less than the sum, without duplication, of:

(a)	Available Cash from Operating Surplus as of the end of the immediately preceding quarter; plus

(b)

100% of the aggregate net proceeds received by Sunoco LP (including the Fair Market Value of any Permitted Business or long-term assets that are used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests of Sunoco LP (other than Disqualified Equity)) since the 2023 Notes Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of Sunoco LP (other than Disqualified Equity) or from the issue or sale of convertible or exchangeable Disqualified Equity or convertible or exchangeable debt securities of Sunoco LP that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Equity or debt securities) sold to a Subsidiary of Sunoco LP); plus

(c)

to the extent that any Restricted Investment that was made after the 2023 Notes Issue Date is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, the return of capital with respect to such Restricted Investment (less the cost of disposition, if any); plus

(d)

the net reduction in Restricted Investments resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to Sunoco LP or any of its Restricted Subsidiaries from any Person (including Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in Available Cash from Operating Surplus for any period commencing on or after the 2023 Notes Issue Date (items (b), (c) and (d) being referred to as “Incremental Funds”); minus

(e)	the aggregate amount of Incremental Funds previously expended pursuant to this clause (1) and clause (2) below; or

(2)

if the Fixed Charge Coverage Ratio for Sunoco LP’s most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment is less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Sunoco LP and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2) through (10) of the next succeeding paragraph) during the quarter in which such Restricted Payment is made (such Restricted Payments for purposes of this clause (2) meaning only distributions on common units and subordinated units of Sunoco LP, plus the related distribution on the general partner interest and any incentive distribution rights), is less than the sum, without duplication, of:

(a)	$250.0 million less the aggregate amount of all prior Restricted Payments made by Sunoco LP and its Restricted Subsidiaries pursuant to this clause 2(a) since the 2023 Notes Issue Date; plus

(b)	Incremental Funds to the extent not previously expended pursuant to this clause (2) or clause (1) above.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration the payment would have complied with the provisions of the Indenture;

(2)

the redemption, repurchase, retirement, defeasance or other acquisition of subordinated Indebtedness of Sunoco LP or any Guarantor or of any Equity Interests of Sunoco LP in exchange for, or out of the net cash proceeds of, a substantially concurrent (a) capital contribution to Sunoco LP from any Person (other than a Restricted Subsidiary of Sunoco LP) or (b) sale (other than to a Restricted Subsidiary of Sunoco LP) of Equity Interests of Sunoco LP, with a sale being deemed substantially concurrent if such redemption, repurchase, retirement, defeasance or other acquisition occurs not more than 120 days after such sale; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded or deducted from the calculation of Available Cash from Operating Surplus and Incremental Funds;

(3)

the defeasance, redemption, repurchase or other acquisition or retirement of any subordinated Indebtedness of Sunoco LP or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4)	the payment of any distribution or dividend by a Restricted Subsidiary of Sunoco LP to the holders of its Equity Interests (other than Disqualified Equity) on a pro rata basis;

(5)

so long as no Default (except a Reporting Default) has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Sunoco LP or any Restricted Subsidiary of Sunoco LP held by any current or former officer, director or employee of the General Partner, Sunoco LP or any of Sunoco LP’s Restricted Subsidiaries pursuant to any equity subscription agreement or plan, stock or unit option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years); provided further that such amount in any calendar year may be increased by an amount not to exceed (a) the cash proceeds received by Sunoco LP from the sale of Equity Interests of Sunoco LP to members of management or directors of the General Partner, Sunoco LP or its Restricted Subsidiaries that occurs after the 2023 Notes Issue Date (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of sections 1(b) or 2(b) of the preceding paragraph), plus (b) the cash proceeds of key man life insurance policies received by Sunoco LP after the 2023 Notes Issue Date;

(6)

so long as no Default (except a Reporting Default) has occurred and is continuing or would be caused thereby, payments of dividends on Disqualified Equity issued pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Disqualified Equity”;

(7)

repurchases of Capital Stock deemed to occur upon exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price of such options, warrants or other convertible securities;

(8)	cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Sunoco LP;

(9)

any purchases, redemptions or other acquisitions or retirements for value of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of warrants, options or rights to acquire Equity Interests;

(10)	the repurchase, redemption or other acquisition or redemption or other acquisition or retirement for value of any subordinated Indebtedness pursuant to provisions similar to those described under

“—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided that prior to such repurchase, redemption or other acquisition Sunoco LP (or a third party to the extent permitted by the Indenture) shall have made a Change of Control Offer or Asset Sale Offer, as the case may be, and shall have repurchased all notes properly tendered and not withdrawn in connection with such Change of Control or Asset Sale Offer; or

(11)

in connection with an acquisition by Sunoco LP or any of its Restricted Subsidiaries, the return to Sunoco LP or any of its Restricted Subsidiaries of Equity Interests of Sunoco LP or its Restricted Subsidiaries constituting a portion of the purchase consideration in settlement of indemnification claims.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Sunoco LP or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined, in the case of amounts $50.0 million or more, by the Board of Directors of the General Partner, whose resolution with respect thereto shall be delivered to the trustee. For the purposes of determining compliance with this “Restricted Payments” covenant, if a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1)—(11), Sunoco LP will be permitted to classify (or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Disqualified Equity

Sunoco LP will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Sunoco LP will not, and will not permit any of its Restricted Subsidiaries to, issue any Disqualified Equity; provided, however, that Sunoco LP and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and Sunoco LP and the Restricted Subsidiaries may issue Disqualified Equity, if the Fixed Charge Coverage Ratio for Sunoco LP’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Equity is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Equity had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”) or the issuance of any Disqualified Equity described in clause (11) below:

(1)

the incurrence by Sunoco LP and any Restricted Subsidiary of additional Indebtedness (including letters of credit) under one or more Credit Facilities, provided that, after giving effect to such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Sunoco LP and its Restricted Subsidiaries thereunder) and then outstanding does not exceed the greater of (a) $1,500.0 million and (b) the sum of $1,200.0 million and 25.0% of Sunoco LP’s Consolidated Net Tangible Assets;

(2)	the incurrence by Sunoco LP and its Restricted Subsidiaries of the Existing Indebtedness;

(3)

the incurrence by Sunoco LP, Finance Corp. and the Guarantors of Indebtedness represented by the notes issued on the date of the Indenture, any notes issued in exchange for other notes pursuant to the terms of a registration rights agreement, and the Note Guarantees;

(4)	the incurrence by Sunoco LP or any of its Restricted Subsidiaries of Indebtedness represented by Finance Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Sunoco LP or any of its Restricted Subsidiaries, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), provided that after giving effect to such incurrence the aggregate principal amount of all Indebtedness incurred pursuant to this clause (4) and then outstanding does not exceed the greater of (a) $50.0 million and (b) 3.5% of Sunoco LP’s Consolidated Net Tangible Assets;

(5)

the incurrence by Sunoco LP or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2) or (3) of this paragraph or this clause (5);

(6)	the incurrence by Sunoco LP or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Sunoco LP and any of its Restricted Subsidiaries; provided, however, that:

(a)

if Sunoco LP or any Guarantor is the obligor on such Indebtedness and the payee is not Sunoco LP or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Sunoco LP, or the Note Guarantee, in the case of a Guarantor; and

(b)

(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Sunoco LP or a Restricted Subsidiary of Sunoco LP and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Sunoco LP or a Restricted Subsidiary of Sunoco LP, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Sunoco LP or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the incurrence by Sunoco LP or any of its Restricted Subsidiaries of Hedging Obligations incurred in the ordinary course of business and not for speculative purposes;

(8)

the guarantee by Sunoco LP or any of its Restricted Subsidiaries of Indebtedness of Sunoco LP or a Restricted Subsidiary of Sunoco LP that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(9)	the incurrence by Sunoco LP or any of its Restricted Subsidiaries of obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

(10)

the incurrence by Sunoco LP or any of its Restricted Subsidiaries of Acquired Debt in connection with a transaction meeting either one of the financial tests set forth in clause (4) under the caption “—Merger, Consolidation or Sale of Assets”;

(11)	the issuance by any of Sunoco LP’s Restricted Subsidiaries to Sunoco LP or to any of its Restricted Subsidiaries of any Disqualified Equity; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such Disqualified Equity being held by a Person other than Sunoco LP or a Restricted Subsidiary of Sunoco LP; and

(b)	any sale or other transfer of any such Disqualified Equity to a Person that is not either Sunoco LP or a Restricted Subsidiary of Sunoco LP;

will be deemed, in each case, to constitute an issuance of such Disqualified Equity by such Restricted Subsidiary that was not permitted by this clause (11);

(12)	the incurrence by Sunoco LP or any of its Restricted Subsidiaries of liability in respect of the Indebtedness of any Unrestricted Subsidiary of Sunoco LP or any Joint Venture but only to the extent that such liability is the result of Sunoco LP’s or any such Restricted Subsidiary’s being a general partner of such Unrestricted Subsidiary or Joint Venture and not as guarantor of such Indebtedness; provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (12) and then outstanding does not exceed $100.0 million; and

(13)

the incurrence by Sunoco LP or any of its Restricted Subsidiaries of additional Indebtedness; provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (13) and then outstanding does not exceed the greater of (a) $75.0 million and (b) 5.0% of Sunoco LP’s Consolidated Net Tangible Assets.

Sunoco LP will not incur, and will not permit Finance Corp. or any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Sunoco LP, Finance Corp. or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness of a Person will be deemed to be contractually subordinated in right of payment to any other Indebtedness of such Person solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “—Incurrence of Indebtedness and Issuance of Disqualified Equity” covenant, if an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Sunoco LP will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under the Credit Agreement outstanding on the date on which notes are first issued and authenticated under the Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Equity in the form issuances of Disqualified Equity of the same class, will not, in each case, be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Equity. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Sunoco LP or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Liens

Sunoco LP will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness (including any Attributable Debt) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the notes and the Note Guarantees are secured on an equal and ratable basis or on a senior basis with the obligations so secured until such time as such obligations are no longer secured by a Lien (other than Permitted Liens).

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Sunoco LP will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)

pay dividends or make any other distributions on its Equity Interests to Sunoco LP or any of its Restricted Subsidiaries or to pay any indebtedness owed to Sunoco LP or any of its Restricted Subsidiaries;

(2)	make loans or advances to Sunoco LP or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to Sunoco LP or any of its Restricted Subsidiaries.

The preceding restrictions will not, however, apply to encumbrances or restrictions existing under or by reason of:

(1)

agreements as in effect on the date of the Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the date of the Indenture;

(2)	the Indenture, the notes and the Note Guarantees;

(3)	applicable law, rule, regulation, order, licenses, permits or similar governmental, judicial or regulatory restriction;

(4)

any instrument governing Indebtedness or Equity Interests of a Person acquired by Sunoco LP or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Equity Interests were incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided, however, that, in the case of Indebtedness, the incurrence thereof was otherwise permitted by the terms of the Indenture;

(5)

customary non-assignment provisions in contracts for purchase, gathering, processing, sale, transportation or exchange of crude oil, natural gas liquids, condensate and natural gas, natural gas storage agreements, transportation agreements or purchase and sale or exchange agreements, pipeline or terminaling agreements, or similar operational agreements or in licenses or leases, in each case entered into in the ordinary course of business;

(6)

purchase money obligations for property acquired in the ordinary course of business and Finance Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8)

Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)

provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale and leaseback agreements, stock sale agreements, buy/sell agreements and other similar agreements entered into in the ordinary course of business;

(11)

any agreement or instrument relating to any property or assets acquired after the date of the Indenture, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions;

(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(13)	Hedging Obligations incurred in the ordinary course of business and not for speculative purposes from time to time.

Merger, Consolidation or Sale of Assets

Neither of the Issuers may: (1) consolidate or merge with or into another Person (whether or not such Issuer is the surviving entity); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of Sunoco LP and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(1)

either: (a) such Issuer is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided, however, that Finance Corp. may not consolidate or merge with or into any Person other than a corporation satisfying such requirement so long as Sunoco LP is not a corporation;

(2)

the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of such Issuer under the notes, the Indenture and any registration rights agreement then in effect pursuant to a supplemental indenture or other appropriate agreement;

(3)	immediately after such transaction, no Default or Event of Default exists;

(4)

in the case of a transaction involving Sunoco LP and not Finance Corp., Sunoco LP or the Person formed by or surviving any such consolidation or merger (if other than Sunoco LP), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will either:

(a)

be, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Equity”; or

(b)

have a Fixed Charge Coverage Ratio, on the date of such transaction and after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, not less than the Fixed Charge Coverage Ratio of Sunoco LP immediately prior to such transaction; and

(5)

such Issuer has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and such supplemental indenture or other appropriate agreement (if any) comply with the Indenture and all conditions precedent therein relating to such transaction have been satisfied;

provided that clauses (3) and (4) shall not apply to any sale of assets of a Restricted Subsidiary to Sunoco LP or another Restricted Subsidiary or the merger or consolidation of a Restricted Subsidiary into any Restricted Subsidiary or Sunoco LP. Notwithstanding anything to the contrary in the Indenture or in the notes or any Qualified Retail Asset Sale shall not constitute a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of Sunoco LP and its Subsidiaries, taken as a whole.

Notwithstanding the preceding paragraph, Sunoco LP is permitted to reorganize as any other form of entity in accordance with the procedures established in the Indenture; provided that:

(1)

the reorganization involves the conversion (by merger, sale, legal conversion, contribution or exchange of assets or otherwise) of Sunoco LP into a form of entity other than a limited partnership formed under Delaware law;

(2)	the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(3)

the entity so formed by or resulting from such reorganization assumes all the obligations of Sunoco LP under the notes, the Indenture and any registration rights agreement then in effect pursuant to a supplemental indenture or other appropriate agreement;

(4)	immediately after such reorganization no Default or Event of Default exists;

(5)

such reorganization is not materially adverse to the holders of notes (for purposes of this clause (5) it is stipulated that such reorganization shall not be considered materially adverse to the holders of notes solely because the successor or survivor of such reorganization (a) is subject to federal or state income taxation as an entity or (b) is considered to be an “includible corporation” of an affiliated group of corporations within the meaning of Section 1504(b)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) or any similar state or local law); and

(6)

Sunoco LP has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that reorganization and such supplemental indenture or other appropriate agreement (if any) comply with the Indenture and all conditions precedent therein relating to such transaction have been satisfied.

Upon compliance with the foregoing requirements with respect to any consolidation or merger or any sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties or assets of an Issuer in accordance with the foregoing in which such Issuer is not the surviving entity, the surviving Person formed by such consolidation or into or with which such Issuer is merged or to which such sale, assignment, transfer, conveyance, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, such Issuer under the Indenture with the same effect as if such surviving Person had been named as such Issuer in the Indenture, and thereafter (except in the case of a lease of all or substantially all of such Issuer’s properties or assets), such Issuer will be relieved of all obligations and covenants under the Indenture and the notes.

A Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Sunoco LP or another Guarantor, unless it complies with the alternative conditions described above under “—Note Guarantees.”

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, there may be uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Transactions with Affiliates

Sunoco LP will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Sunoco LP (each, an “Affiliate Transaction”), unless:

(1)

the Affiliate Transaction is on terms that are no less favorable to Sunoco LP or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Sunoco LP or such Restricted Subsidiary with an unrelated Person; and

(2)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, Sunoco LP delivers to the trustee a resolution of the Board of Directors of the General Partner set forth in an officers’ certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with clause (1) of this covenant and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors of the General Partner meeting the independence standards prescribed by the exchange upon which Sunoco LP’s common units representing limited partner interests in Sunoco LP are listed for trading.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)

any employment agreement, equity award, equity option or equity appreciation agreement or plan or any similar arrangement entered into by Sunoco LP or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)	transactions between or among Sunoco LP and/or its Restricted Subsidiaries;

(3)

transactions with a Person (other than an Unrestricted Subsidiary of Sunoco LP) that is an Affiliate of Sunoco LP solely because Sunoco LP owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	any issuance of Equity Interests (other than Disqualified Equity) of Sunoco LP to Affiliates of Sunoco LP;

(5)	Restricted Payments or Permitted Investments that do not violate the provisions of the Indenture described above under the caption “—Restricted Payments”;

(6)

customary compensation, indemnification and other benefits made available to officers, directors or employees of Sunoco LP, a Restricted Subsidiary of Sunoco LP or the General Partner, including reimbursement or advancement of out-of-pocket expenses and provision of officers’ and directors’ liability insurance;

(7)

in the case of contracts for purchase, sale, transportation and marketing of crude oil, natural gas, condensate and natural gas liquids, hedging agreements, and handling, storage, or other operational contracts, any such contracts are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by Sunoco LP or any of its Restricted Subsidiaries and third parties, or if neither Sunoco LP nor any of its Restricted Subsidiaries has entered into a similar contract with a third party, that the terms are no less favorable than those available from third parties on an arm’s length basis, as determined by the Board of Directors of the General Partner;

(8)	loans or advances to employees in the ordinary course of business not to exceed $2.5 million in the aggregate at any one time outstanding;

(9)

transactions effected in accordance with the terms of (a) the Partnership Agreement, (b) the Omnibus Agreement, dated September 25, 2012, by and among Susser Petroleum Partners LP, Susser Petroleum Partners GP LLC and Susser Holdings Corporation, (c) the Transportation Agreement, dated September 25, 2012, between Susser Petroleum Operating Company LLC and Susser Petroleum Company LLC, (d) the Fuel Distribution Agreement, dated September 25, 2012, by and among Susser Petroleum Operating Company LLC, Susser Holdings Corporation, Stripes LLC and Susser Petroleum Company LLC, and (e) each other agreement in effect on the date of the Indenture that is described in the final Offering Memorandum of the Issuers dated November 9, 2020 (the “Final Offering Memorandum”), as such agreement is in effect on the date of the Indenture, and any amendment or extension of such agreement so long as the terms of such amendment or extension, taken as a whole, are not less advantageous to Sunoco LP or the relevant Restricted Subsidiary (as determined by the Board of Directors of the General Partner in its reasonable good faith judgment) in any material respect than the agreement so amended or extended; and

(10)

any transaction with respect to which Sunoco LP has obtained an opinion from an independent accounting, appraisal or investment banking firm of national standing to the effect that such transaction is fair from a financial point of view to Sunoco LP and its Restricted Subsidiaries, as applicable.

Limitations on Finance Corp. Activities

Finance Corp. will not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided that Finance Corp. may be a co-obligor or guarantor with respect to Indebtedness if Sunoco LP is an obligor on such Indebtedness and the net proceeds of such Indebtedness are received by Sunoco LP, Finance Corp. or one or more Guarantors. At any time after Sunoco LP is a corporation, Finance Corp. may consolidate or merge with or into Sunoco LP or any Restricted Subsidiary.

Additional Guarantees

If, after the date of the Indenture, any Restricted Subsidiary of Sunoco LP that is not already a Guarantor guarantees any Indebtedness of either of the Issuers or any Guarantor under a Credit Facility, or any Domestic Subsidiary, if not then a Guarantor, incurs any Indebtedness under any Credit Facility, then in either case that Subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the trustee within 20 business days of the date on which it guaranteed or incurred such Indebtedness, as the case may be; provided, however, that the preceding shall not apply to Subsidiaries of Sunoco LP that have been properly designated as Unrestricted Subsidiaries in accordance with the Indenture for so long as they continue to constitute Unrestricted Subsidiaries. Notwithstanding the preceding, any Note Guarantee of a Restricted Subsidiary that was incurred pursuant to this paragraph as a result of its guarantee of any Indebtedness shall provide by its terms that it shall be automatically and unconditionally released upon the release or discharge of the guarantee that resulted in the creation of such Restricted Subsidiary’s Note Guarantee, except a discharge or release by, or as a result of payment under, such guarantee.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the General Partner may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Sunoco LP and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be either an Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or a Permitted Investment under one or more clauses of the definition of Permitted Investments, as determined by Sunoco LP; provided that any designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of Sunoco LP as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a copy of a resolution of the Board of Directors of the General Partner giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Sunoco LP as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Equity,” Sunoco LP will be in default of such covenant.

The Board of Directors of the General Partner may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Sunoco LP; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Sunoco LP of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Equity,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Sunoco LP will furnish (whether through hard copy or internet access) to the holders of the notes or cause the trustee to furnish to the holders of the notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Sunoco LP were required to file such reports as a non-accelerated filer; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Sunoco LP were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports, including Section 3-10 of Regulation S-X. Each annual report on Form 10-K will include a report on Sunoco LP’s consolidated financial statements by Sunoco LP’s independent registered public accounting firm. In addition, Sunoco LP will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time Sunoco LP is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Sunoco LP will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing; provided that, for so long as Sunoco LP is not subject to the periodic reporting requirements of the Exchange Act for any reason, the time period for filing reports on Form 8-K shall be five business days after the event giving rise to the obligation to file such report. Sunoco LP will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Sunoco LP’s filings for any reason, Sunoco LP will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Sunoco LP were required to file those reports with the SEC.

Any and all Defaults or Events of Default arising from a failure to furnish in a timely manner any financial information required by this covenant shall be deemed cured (and Sunoco LP shall be deemed to be in compliance with this covenant) upon furnishing such financial information as contemplated by this covenant (but without regard to the date on which such financial statement or report is so furnished); provided that such cure shall not otherwise affect the rights of the holders under “—Events of Defaults and Remedies” if the principal of, premium, if any, on, and interest, if any, on, the notes have been accelerated in accordance with the terms of the indenture and such acceleration has not been rescinded or cancelled prior to such cure.

To the extent not satisfied by the foregoing, for so long as the notes are outstanding, Sunoco LP will furnish to the Holders, securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Sunoco LP will be deemed to have furnished each report required by this covenant to the trustee and the holders of notes if it has filed such report with the SEC using the EDGAR filing system and such report is publicly available.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest on the notes;

(2)	default in the payment when due (at Stated Maturity, upon optional or mandatory redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3)

failure by Sunoco LP or any Guarantor to (a) make a Change of Control Offer within the time periods set forth, or to consummate a purchase of such notes when required pursuant to the terms described, under the caption “—Repurchase at the Option of Holders—Change of Control,” (b) make an Asset Sale Offer within the time periods set forth, or to consummate a purchase of such notes when required pursuant to the terms described, under the caption “—Repurchase at the Option of Holders—Asset Sales,” or (c) comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”; provided that, with respect to the failures described in clauses (b) and (c), such failure will not constitute an Event of Default for 30 days if such failure is capable of cure;

(4)	failure by Sunoco LP for 180 days after notice by the trustee or holders of 25% in aggregate principal amount of notes then outstanding to comply with the provisions described under “—Reports”;

(5)

failure by Sunoco LP or any Guarantor for 60 days after written notice by the trustee or holders of 25% in aggregate principal amount of notes then outstanding to comply with any of its other agreements in the Indenture;

(6)

default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Sunoco LP or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Sunoco LP or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

(a)

is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)

results in the acceleration of such Indebtedness prior to its express maturity, and in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more, provided, however, that if, prior to any acceleration of the notes, (i) any such Payment Default is cured or waived, (ii) any such acceleration is rescinded, or (iii) such Indebtedness is repaid during the 10 business day period commencing upon the end of any applicable grace period for such Payment Default or the occurrence of such acceleration, as applicable, any Default or Event of Default (but not any acceleration of the notes) caused by such Payment Default or acceleration shall automatically be rescinded, so long as such rescission does not conflict with any judgment, decree or applicable law;

(7)

failure by an Issuer or any of Sunoco LP’s Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(8)

except as permitted by the Indenture, any Note Guarantee of such notes is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its Obligations under its Note Guarantee of such notes; and

(9)

certain events of bankruptcy or insolvency described in the Indenture with respect to Finance Corp., Sunoco LP or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Finance Corp., Sunoco LP or any Restricted Subsidiary of Sunoco LP that is a Significant Subsidiary or any group of Restricted Subsidiaries of Sunoco LP that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all such notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of notes notice of any continuing Default or Event of Default known to it if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any, with respect to the notes.

Subject to the provisions of the Indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the

Indenture at the request or direction of any holders of notes unless such holders have offered to the trustee indemnity or security satisfactory to the trustee in its sole discretion against any loss, liability or expense. No holder of a note may pursue any remedy with respect to the Indenture unless:

(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity satisfactory to the trustee in its sole discretion against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes.

The Issuers and the Guarantors are required to deliver to the trustee annually a statement regarding compliance with the Indenture. Within 30 days of becoming aware of any Default or Event of Default, the Issuers and the Guarantors are required to deliver to the trustee a statement specifying such Default or Event of Default.

No Recourse to Trustee, General Partner or Personal Liability of Directors, Officers, Employees and Equity Holders

None of the trustee, the General Partner or any director, officer, partner, member, employee, incorporator, manager or unit holder or other owner of any Equity Interest of the trustee, General Partner, the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes and the Note Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have all of the Issuers’ obligations discharged with respect to the outstanding notes and all Obligations of the Guarantors discharged with respect to their related Note Guarantees (“Legal Defeasance”) except for:

(1)

the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

(2)

the Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ and the Guarantors’ Obligations in connection therewith; and

(4)	the “Legal Defeasance and Covenant Defeasance” provisions of the Indenture.

In addition, Sunoco LP may, at its option and at any time, elect to have the obligations of the Issuers released with respect to the notes under certain covenants (including Sunoco LP’s obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture (“Covenant Defeasance”) and all Obligations of the Guarantors with respect to their related Note Guarantees discharged, and thereafter any omission to comply with those covenants or Note Guarantees will not constitute a Default or Event of Default. If Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events relating to Sunoco LP) described under “—Events of Default and Remedies” will no longer constitute an Event of Default.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)

the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders of notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuers must specify whether such notes are being defeased to such stated date for payment or to a particular redemption date;

(2)

in the case of Legal Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuers have received from, or there has been published by, the U.S. Internal Revenue Service (“IRS”) a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)

in the case of Covenant Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)

no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)

such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which Sunoco LP or any of its Subsidiaries is a party or by which Sunoco LP or any of its Subsidiaries is bound;

(6)

the Issuers must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or others; and

(7)

the Issuers must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding and affected thereby (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding and affected thereby (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)

reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption or repurchase of the notes (other than provisions relating to minimum required notice of optional redemption or to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)

waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)

make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on, the notes (other than as permitted by clause (7) below);

(7)	waive a redemption or repurchase payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(9)	make any change in the preceding amendment, supplement and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, the Issuers, the Guarantors and the trustee may amend or supplement the Indenture, the notes or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)

to provide for the assumption of an Issuer’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of such Issuer’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6)

to conform the text of the Indenture or the Note Guarantees to any provision of the section entitled “Description of Notes” in the Final Offering Memorandum, to the extent that such text of the Indenture or Note Guarantee was intended to reflect such provision of such section;

(7)	to provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture;

(8)

to allow any Guarantor to execute a supplemental indenture and/or a notation of a Note Guarantee with respect to the notes or to reflect the addition or release of a Note Guarantee in accordance with the Indenture;

(9)	to secure the notes and/or the Note Guarantees; or

(10)	to provide for the reorganization of Sunoco LP as any other form of entity, in accordance with the provisions described under “—Certain Covenants—Merger, Consolidation or Sale of Assets.”

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder (except as to surviving rights of transfer or exchange of such notes and as otherwise specified in the Indenture), when:

(1)	either:

(a)

all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

(b)

all notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the sending of a notice of redemption or otherwise and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal and premium, if any, and accrued interest to the date of fixed maturity or redemption;

(2)

no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Sunoco LP or any Guarantor is a party or by which Sunoco LP or any Guarantor is bound;

(3)	the Issuers or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture;

(4)

the Issuers have delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the notes at fixed maturity or on the redemption date, as the case may be; and

(5)

in the case of a deposit of non-callable Government Securities or a combination of cash in U.S. Dollars and non-callable Government Securities, an opinion of a nationally recognized investment bank, appraisal firm or independent public accountants that the amounts in each deposit will be sufficient to pay the principal of, or interest and premium, if any, on the outstanding notes on stated date for payment or the applicable redemption date.

In addition, the Issuers must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of the Issuers or any Guarantor, the Indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign.

The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

Governing Law

The Indenture, the notes and the Note Guarantees are governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture and the Partnership Agreement without charge by writing to Sunoco LP at 8111 Westchester Drive, Suite 400, Dallas, Texas 75225, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

The notes will be issued in registered global form (the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for DTC and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Global Notes may be held through Euroclear Bank NV/SA, as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, societe anonyme (“Clearstream”) (as indirect participants in DTC).

The Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in registered, certificated form (“Certificated Notes”) except in the limited circumstances described below. Read “—Exchange of Global Notes for Certificated Notes.”

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuers take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Issuers that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants by or through whom purchases are made with portions of the principal amount of the Global Notes; and

(2)

ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuers and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers nor the trustee nor any agent of the Issuers or the trustee has or will have any responsibility or liability for:

(1)

any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuers that its current practice, at the due date of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Issuers. Neither the Issuers nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Issuers and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Issuers that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default, DTC reserves the right to exchange the Global Notes for Certificated Notes and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Issuers nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)

DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuers fail to appoint a successor depositary within 90 days; or

(2)	there has occurred and is continuing an Event of Default and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes.

Beneficial interests in a Global Note may also be exchanged for Certificated Notes in the other limited circumstances permitted by the Indenture, including if an affiliate of ours acquires such interests. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“2023 Notes Issue Date” means April 1, 2015, the date of original issue of the Issuers’ 6.375% senior notes due 2023.

“Acquired Debt” means, with respect to any specified Person:

(1)

Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or becoming a Subsidiary of such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means with respect to any note at the time of computation, an amount equal to the greater of:

(1)	1.0% of the principal amount of the note; or

(2)	the excess, if any, of:

(a)

the present value at such time of (i) the redemption price of the note at May 15, 2024, (such redemption price being set forth in the table under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through May 15, 2024 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such time plus 50 basis points; over

(b)	the principal amount of the note.

“Asset Sale” means:

(1)

the sale, lease, conveyance or other disposition of any properties or assets; provided, however, that the sale, lease, conveyance or other disposition of all or substantially all of the properties or assets of Sunoco LP and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions described above under the caption “—Repurchase at the Option of Holders—Asset Sales”; and

(2)	the issuance of Equity Interests in any of Sunoco LP’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves properties or assets having a Fair Market Value of less than $35.0 million;

(2)	a transfer of properties or assets between or among Sunoco LP and its Restricted Subsidiaries;

(3)	an issuance or sale of Equity Interests by a Restricted Subsidiary of Sunoco LP to Sunoco LP or to a Restricted Subsidiary of Sunoco LP;

(4)

the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete properties or assets in the ordinary course of business;

(5)	the sale or other disposition of cash or Cash Equivalents, Hedging Obligations or other financial instruments in the ordinary course of business;

(6)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(7)

any trade or exchange by Sunoco LP or any Restricted Subsidiary of Sunoco LP of properties or assets of any type for properties or assets of any type owned or held by another Person, including any disposition of some but not all of the Equity Interests of a Restricted Subsidiary of Sunoco LP in exchange for assets or properties and after which the Person whose Equity Interests have been so disposed of continues to be a Restricted Subsidiary, provided that the Fair Market Value of the properties or assets traded or exchanged by Sunoco LP or such Restricted Subsidiary (together with any cash or Cash Equivalents and liabilities assumed) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash or Cash Equivalents and liabilities assumed) to be received by Sunoco LP or such Restricted Subsidiary; and provided further that any cash received must be applied in accordance with the provisions described above under the caption “—Repurchase at the Option of Holders—Asset Sales”; and

(8)	the creation or perfection of a Lien that is not prohibited by the covenant described above under the caption “—Certain Covenants—Liens,” and any disposition in connection with a Permitted Lien.

“Asset Sale Offer” has the meaning assigned to that term under “—Repurchase at the Option of Holders—Asset Sales.”

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that, if such sale and leaseback transaction results in a Finance Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Finance Lease Obligation.”

“Available Cash” has the meaning assigned to such term in the Partnership Agreement, as in effect on the date of the Indenture.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)

with respect to a partnership, the board of directors or board of managers of the general partner of the partnership or, if such general partner is itself a limited partnership, then the board of directors or board of managers of its general partner;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)

any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars or, in an amount up to the amount necessary or appropriate to fund local operating expenses, other currencies;

(2)

securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)

certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $250.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)

repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means, with respect to the notes, the occurrence of any of the following:

(1)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Sunoco LP and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than a Qualified Owner, which occurrence is followed by a Ratings Decline within 90 days; or

(2)	the adoption of a plan relating to the liquidation or dissolution of Sunoco LP or the removal of the General Partner by the limited partners of Sunoco LP; or

(3)

the consummation of any transaction (including any merger or consolidation), the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than a Qualified Owner, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the General Partner or of Sunoco LP, measured by voting power rather than number of shares, which occurrence is followed by a Ratings Decline within 90 days.

Notwithstanding the preceding, a conversion of Sunoco LP from a limited partnership to a corporation, limited liability company or other form of entity or an exchange of all of the outstanding limited partnership interests for capital stock in a corporation, for member interests in a limited liability company or for Equity Interests in such other form of entity shall not constitute a Change of Control, so long as immediately following such conversion or exchange either (i) the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of Sunoco LP immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity, and, in either case no “person” (as that term is used in Section 13(d)(3) of the Exchange Act), excluding any Qualified Owner, Beneficially Owns more than 50% of the Voting Stock of such entity or (ii) one or more Qualified Owners in the aggregate own more than 50% of the Voting Stock of such entity.

“Change of Control Offer” has the meaning assigned to that term under “—Repurchase at the Option of Holders—Change of Control.”

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)

an amount equal to (i) any extraordinary loss plus (ii) any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale or the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, in each case, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)

provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)

the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Finance Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings, and net of all payments, if any, pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4)

depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses, charges or losses (excluding any such non-cash expense, charge or loss to the extent that it represents an accrual of or reserve for cash expenses, charges or losses in any future period or amortization of a prepaid cash expense, charge or loss that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses, charges or losses were deducted in computing such Consolidated Net Income; plus

(5)	unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

(6)	all extraordinary or non-recurring items of gain or loss, or revenue or expense; minus

(7)

non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)

the aggregate Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)

the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(3)	the cumulative effect of a change in accounting principles will be excluded;

(4)

unrealized losses and gains under derivative instruments included in the determination of Consolidated Net Income, including those resulting from the application of Financial Accounting Standards Board Accounting Standards Codification (ASC) 815 will be excluded; and

(5)

any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after (i) adding the aggregate incremental amount of total assets that would have resulted from an acquisition of assets from an Affiliate that is accounted for as a pooling had it been accounted for using purchase accounting and (ii) deducting the following amounts: (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of July 27, 2018, by and among Sunoco LP, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent for the lenders and collateral agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount of available borrowings thereunder).

“Credit Facilities” means, one or more debt facilities (including the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, accounts receivable financing (including through the sale of accounts receivable to such lenders or to special purpose entities formed to borrow from such lenders against such accounts receivable) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (including increasing the amount of available borrowings thereunder).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value (as determined in good faith by Sunoco LP) of non-cash consideration received by Sunoco LP or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Disqualified Equity” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Equity solely because the holders of the Equity Interest have the right to require Sunoco LP to repurchase or redeem such Equity Interest upon the occurrence of a change of control or an asset sale will not constitute Disqualified Equity if the terms of such Equity Interest provide that Sunoco LP may not repurchase or redeem any such Equity Interest pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary of Sunoco LP that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Equity Interests (other than Disqualified Equity and other than to a Subsidiary) made for cash on a primary basis by Sunoco LP after the date of the Indenture.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of Sunoco LP and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the General Partner (unless otherwise provided in the Indenture).

“Finance Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a finance lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. If the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Equity subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Equity, and the use of the proceeds therefrom, as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)

acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any Consolidated Cash Flow and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial or accounting officer of the specified Person (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto);

(2)

the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)

the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)

interest income reasonably anticipated by such Person to be received during the applicable four quarter period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included;

(5)

if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the average rate in effect from the beginning of the applicable period to the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months); and

(6)

if any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation.

“Fixed Charges” means, with respect to any specified Person for any period, (A) the sum, without duplication, of:

(1)

the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Finance Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)

any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4)

all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Equity of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Equity) or to such Person or a Restricted Subsidiary of such Person; minus (B) to the extent included in (A) above, write-offs of deferred financing costs of such Person and its Restricted Subsidiaries during such period and any charge related to, or any premium or penalty paid in connection with, paying any such Indebtedness of such Person and its Restricted Subsidiaries prior to its Stated Maturity.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“General Partner” means Sunoco GP LLC, a Delaware limited liability company, and its successors and permitted assigns as general partner of Sunoco LP or as the business entity with the ultimate authority to manage the business and operations of Sunoco LP.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means each of:

(1)	the Subsidiaries of Sunoco LP executing the Indenture as initial Guarantors; and

(2)

any other Subsidiary of Sunoco LP that becomes a Guarantor in accordance with the provisions of the Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)

interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and designed to reduce costs of borrowing or to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk;

(3)

foreign exchange contracts and currency protection agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchange rates with respect to Indebtedness incurred;

(4)

any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of Hydrocarbons used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

(5)	other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in currency exchange rates or commodity prices.

“Hydrocarbons” means crude oil, natural gas, natural gas liquids, casinghead gas, drip gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of bankers’ acceptances;

(4)	representing Finance Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, the following shall not constitute “Indebtedness”:

(1)	accrued expenses and trade accounts payable arising in the ordinary course of business;

(2)

any obligation of Sunoco LP or any of its Restricted Subsidiaries in respect of workers’ compensation claims, self-insurance obligations and bid, performance, surety and similar bonds issued for the account of Sunoco LP and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of Sunoco LP or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(3)

any Indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Government Securities (in an amount sufficient to satisfy all such Indebtedness at fixed maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness and subject to no other Liens, and the other applicable terms of the instrument governing such Indebtedness;

(4)

any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such obligation is extinguished within five business days of its incurrence;

(5)

any obligation arising from any agreement providing for indemnities, guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets; and

(6)

indebtedness, the proceeds of which are funded into an escrow or other trust or similar arrangement pending the satisfaction of one or more conditions, unless and until such proceeds are released to Sunoco LP or any Restricted Subsidiary.

“Investment Grade Rating” means a rating equal to or higher than Baa3 by Moody’s or BBB- by S&P (or, if either such entity ceases to rate such notes for reasons outside of the control of Sunoco LP, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act selected by Sunoco LP as a replacement agency).

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding (1) commission, travel and similar advances to officers and employees made in the ordinary course of business and (2) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Sunoco LP or any Restricted Subsidiary of Sunoco LP sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Sunoco LP such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Sunoco LP, Sunoco LP will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Sunoco LP’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of Sunoco LP in which Sunoco LP or any of its Restricted Subsidiaries makes any Investment in the Equity Interests of such Person.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement. In no event shall a right of first refusal be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)

any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or the extinguishment of any Indebtedness of such Person; and

(2)	any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by Sunoco LP or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1)	the direct costs relating to such Asset Sale, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale,

(2)	taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,

(3)

amounts required to be applied to the repayment of Indebtedness, other than revolving credit Indebtedness except to the extent resulting in a permanent reduction in availability of such Indebtedness under a Credit Facility, secured by a Lien on the properties or assets that were the subject of such Asset Sale and all distributions and payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale, and

(4)

any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by Sunoco LP or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to Sunoco LP or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Non-Recourse Debt” means Indebtedness:

(1)

as to which neither Sunoco LP nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) is the lender;

(2)

no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Sunoco LP or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)

as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Sunoco LP or any of its Restricted Subsidiaries except as contemplated by clause (10) of the definition of Permitted Liens.

For purposes of determining compliance with the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity” above, if any Non-Recourse Debt of any of Sunoco LP’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Sunoco LP.

“Note Guarantee” means the guarantee by each Guarantor of the Issuers’ obligations under the Indenture and the notes, pursuant to the provisions of the Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Operating Surplus” has the meaning assigned to such term in the Partnership Agreement as in effect on the date of the Indenture.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Sunoco LP (f/k/a Susser Petroleum Partners LP), dated as of September 25, 2012, as amended, and as such may be further amended, modified or supplemented from time to time.

“Permitted Business” means either (1) gathering, transporting, treating, processing, marketing, distributing, storing or otherwise handling Hydrocarbons, or activities or services reasonably related, ancillary or Obligations to support these businesses, (2) any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Code, or (3) the retail sale of motor fuel and the operation of convenience stores or activities or services reasonably related, ancillary or complementary thereto, or a reasonable extension or expansion thereof.

“Permitted Business Investments” means Investments by Sunoco LP or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of Sunoco LP or in any Joint Venture; provided that:

(1)

either (a) at the time of such Investment and immediately thereafter, Sunoco LP could incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity” above or (b) such Investment does not exceed the aggregate amount of Incremental Funds (as defined in the covenant described under “—Certain Covenants—Restricted Payments”) not previously expended at the time of making such Investment;

(2)

if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Unrestricted Subsidiaries or Joint Venture that is recourse to Sunoco LP or any of its Restricted Subsidiaries (which shall include all Indebtedness of such Unrestricted Subsidiary or Joint Venture for which Sunoco LP or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including any “claw-back,” “make-well” or “keepwell” arrangement) could, at the time such Investment is made, be incurred at that time by Sunoco LP and its Restricted Subsidiaries under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity”; and

(3)	such Unrestricted Subsidiary’s or Joint Venture’s activities are not outside the scope of the Permitted Business.

“Permitted Investments” means:

(1)	any Investment in Sunoco LP or in a Restricted Subsidiary of Sunoco LP;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by Sunoco LP or any Restricted Subsidiary of Sunoco LP in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Sunoco LP; or

(b)

such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, Sunoco LP or a Restricted Subsidiary of Sunoco LP;

(4)	any Investment made as a result of the receipt of non-cash consideration from:

(a)	an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”; or

(b)	pursuant to clause (7) of the items deemed not to be Asset Sales under the definition of “Asset Sale”;

(5)	any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Equity) of Sunoco LP;

(6)

any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Sunoco LP or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure by Sunoco LP or any of its Restricted Subsidiaries with respect to any secured Investment in default; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)	Investments represented by Hedging Obligations permitted to be incurred;

(8)

loans or advances to employees made in the ordinary course of business of Sunoco LP or any Restricted Subsidiary of Sunoco LP in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(9)	repurchases of the notes;

(10)

any Investments in prepaid expenses, negotiable instruments held for collection and lease, utility, workers’ compensation and performance and other similar deposits and prepaid expenses made in the ordinary course of business;

(11)	Permitted Business Investments;

(12)

Investments owned by any Person at the time such Person merges with Sunoco LP or any Restricted Subsidiary of Sunoco LP; provided that such Investments (a) are not incurred in contemplation of such merger or acquisition and (b) are, in the good faith determination of Sunoco LP, incidental to such merger or acquisition, and in each case renewals or extensions thereof in amounts not greater than the amount of such Investment;

(13)	Investments existing on the date of the Indenture; and

(14)

other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding not to exceed the greater of (a) $75.0 million and (b) 5.0% of Sunoco LP’s Consolidated Net Tangible Assets.

“Permitted Liens” means:

(1)	Liens securing any Indebtedness under any Credit Facilities and all Obligations and Hedging Obligations relating to such Indebtedness;

(2)	Liens in favor of Sunoco LP or the Guarantors;

(3)

Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Sunoco LP or any Subsidiary of Sunoco LP; provided that such Liens were in existence prior to such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Sunoco LP or the Subsidiary;

(4)

Liens on property existing at the time of acquisition of the property by Sunoco LP or any Restricted Subsidiary of Sunoco LP; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)

Liens to secure Indebtedness (including Finance Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity” covering only the assets acquired with or financed by such Indebtedness;

(7)	Liens existing on the date of the Indenture (other than Liens securing the Credit Facilities);

(8)	Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(9)

Liens on any property or asset acquired, constructed or improved by Sunoco LP or any of its Restricted Subsidiaries, which (a) are in favor of the seller of such property or assets, in favor of the Person developing, constructing, repairing or improving such asset or property, or in favor of the Person that provided the funding for the acquisition, development, construction, repair or improvement cost, as the case may be, of such asset or property, (b) are created within 360 days after the acquisition, development, construction, repair or improvement, (c) secure the purchase price or development, construction, repair or improvement cost, as the case may be, of such asset or property in an amount up to 100% of the Fair Market Value of such acquisition, construction or improvement of such asset or property, and (d) are limited to the asset or property so acquired, constructed or improved (including the proceeds thereof, accessions thereto and upgrades thereof);

(10)

Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by Sunoco LP or any Restricted Subsidiary of Sunoco LP to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

(11)

Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Sunoco LP or any of its Restricted Subsidiaries on deposit with or in possession of such bank;

(12)	Liens to secure performance of Hedging Obligations of Sunoco LP or any of its Restricted Subsidiaries incurred in the ordinary course of business and not for speculative purposes;

(13)

Liens arising under construction contracts, interconnection agreements, operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farmout agreements, division orders, contracts for purchase, gathering, processing, sale, transportation or exchange of crude oil, natural gas liquids, condensate and natural gas, natural gas storage agreements, unitization and pooling declarations and agreements, area of mutual interest agreements, real property leases and other agreements arising in the ordinary course of business of Sunoco LP and its Restricted Subsidiaries that are customary in the Permitted Business;

(14)

Liens upon specific items of inventory, receivables or other goods or proceeds of Sunoco LP or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity”;

(15)

Liens securing any Indebtedness equally and ratably with all Obligations due under the notes or any Note Guarantee pursuant to a contractual covenant that limits Liens in a manner substantially similar to the covenant described above under “—Certain Covenants—Liens”;

(16)

Liens incurred in the ordinary course of business of Sunoco LP or any Restricted Subsidiary of Sunoco LP; provided, however, that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness then outstanding and secured by any Liens pursuant to this clause (16) does not exceed the greater of (a) $75.0 million or (b) 5.0% of Sunoco LP’s Consolidated Net Tangible Assets at such time; and

(17)

any Lien renewing, extending, refinancing or refunding a Lien permitted by clauses (3), (4), (6), (7) or (9) above; provided that (a) the principal amount of Indebtedness secured by such Lien does not exceed the principal amount of such Indebtedness outstanding immediately prior to the renewal, extension, refinance or refund of such Lien, plus all accrued interest on the Indebtedness secured thereby and the amount of all fees, expenses and premiums incurred in connection therewith, and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby.

After termination of the covenants referred to in the first paragraph of “—Certain Covenants—Termination of Covenants,” for purposes of complying with the “Liens” covenant, the Liens described in clauses (1) and (16) of this definition of “Permitted Liens” will be Permitted Liens only to the extent those Liens secure Indebtedness not exceeding, at the time of determination, 15% of the Consolidated Net Tangible Assets of Sunoco LP. Once effective, this 15% limitation on Permitted Liens will continue to apply during any later period in which the notes do not have an Investment Grade Rating by both Rating Agencies.

“Permitted Refinancing Indebtedness” means any Indebtedness of Sunoco LP or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, other Indebtedness of Sunoco LP or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)

the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)

such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)

if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes or the Note Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes or the Note Guarantees, on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)

such Indebtedness is not incurred (other than by way of a guarantee) by a Restricted Subsidiary (other than Finance Corp. or a Guarantor) if Sunoco LP is the issuer or other primary obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Owner” means any of (i) LE GP, LLC, Energy Transfer LP and Energy Transfer Operating, L.P., (ii) any Person who Beneficially Owns more than 50% of the Voting Stock of any entity specified in clause (i) above or who Beneficially Owns sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity and (iii) any Subsidiary or Affiliate of any entity specified in either clause (i) or clause (ii) above.

“Qualified Retail Asset Sale” means the sale, lease, conveyance or other disposition of any Qualified Retail Assets (whether directly or indirectly, whether by sale or lease of any such Qualified Retail Assets, or of any Equity Interests or other interests in any Person holding such Qualified Retail Assets, or any consolidation or merger, or any combination thereof, and whether in one or more transactions, or otherwise).

“Qualified Retail Assets” means any assets used by Sunoco LP and its Subsidiaries in (i) the retail sale of motor fuel, (ii) the operation of convenience stores or (iii) activities or services reasonably related, ancillary or complementary to clauses (i) or (ii), that are acquired by Sunoco LP or any of its Subsidiaries in connection with Sunoco LP’s or such Subsidiary’s acquisition of any assets used in the distribution of motor fuels (whether directly or indirectly, whether by sale or lease of such assets, or of any Equity Interests or other interests in any Person holding such assets, or any consolidation or merger, or any combination thereof, and whether in one or more transactions, or otherwise).

“Rating Agencies” means Moody’s and S&P.

“Ratings Categories” means:

(1)	with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and

(2)	with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

“Ratings Decline” means, with respect to the notes, a decrease in the rating of such notes by both Moody’s and S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). In determining whether the rating of the notes has decreased by one or more gradations, gradations within Ratings Categories, namely + or - for S&P, and 1, 2 and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a ratings decline either from BB+ to BB or BB to BB- will constitute a decrease of one gradation.

“Reporting Default” means a Default described in clause (4) under “—Events of Default and Remedies.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless specified otherwise, references to a Restricted Subsidiary refer to a Restricted Subsidiary of Sunoco LP. Notwithstanding anything in the Indenture to the contrary, Finance Corp. shall be a Restricted Subsidiary of Sunoco LP.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Senior Indebtedness” means with respect to any Person, Indebtedness of such Person (other than Indebtedness owed to an Affiliate), unless the instrument creating or evidencing such Indebtedness provides that such Indebtedness is subordinate in right of payment to the notes or the Note Guarantee of such Person, as the case may be.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)

any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)

any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“Treasury Rate” means, with respect to any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to May 15, 2024; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, Sunoco LP shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to May 15, 2024 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Sunoco LP will (a) calculate the Treasury Rate on the second business day preceding the applicable redemption date and (b) prior to such redemption date file with the trustee an officers’ certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Unrestricted Subsidiary” means any Subsidiary of Sunoco LP (other than Finance Corp. or any successor to it) that is designated by the Board of Directors of the General Partner as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	except to the extent permitted by subclause (2)(b) of the definition of “Permitted Business Investments,” has no Indebtedness other than Non-Recourse Debt;

(2)

except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Sunoco LP or any Restricted Subsidiary of Sunoco LP unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Sunoco LP or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Sunoco LP;

(3)

is a Person with respect to which neither Sunoco LP nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Sunoco LP or any of its Restricted Subsidiaries.

All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)

the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences of the exchange of the private notes for the exchange notes pursuant to the exchange offer, but does not purport to be a complete analysis of all potential tax effects relating thereto. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the private notes or the exchange notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the exchange of the private notes for the exchange notes pursuant to the exchange offer.

This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	United States persons (as defined in the Code) whose functional currency is not the U.S. dollar;

•	persons holding the private notes or exchange notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	REITs or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to the private notes or exchange notes being taken into account in an applicable financial statement; and

•	persons deemed to sell the private notes or exchange notes under the constructive sale provisions of the Code.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE EXCHANGE OF THE PRIVATE NOTES FOR THE EXCHANGE NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Exchange Pursuant to the Exchange Offer

The exchange of private notes for exchange notes pursuant to the exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the private notes. Accordingly, the exchange of private notes for exchange notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the private notes exchanged therefor and the same tax consequences to holders as the private notes have to holders, including without limitation, the same issue price, tax basis and holding period.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for private notes where such private notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date for the exchange offer and ending on the close of business 180 days after such expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of the exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For such period of time as any broker-dealer subject to the prospectus delivery requirements of the Securities Act must comply with such requirements, from the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and the guarantees thereof will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain Pennsylvania legal matters in connection with the notes offered in the exchange offer will be passed upon for us by our special Pennsylvania counsel, Faegre Drinker Biddle & Reath LLP. Certain Hawaii legal matters in connection with the notes offered in the exchange offer will be passed upon for us by our special Hawaii counsel, Cades Schutte LLP.

EXPERTS

The audited consolidated financial statements of Sunoco LP and subsidiaries as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited consolidated financial statements of Energy Transfer Operating, L.P. and subsidiaries as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

ANNEX A:

LETTER OF TRANSMITTAL

TO TENDER

4.500% SENIOR NOTES DUE 2029 (CUSIP NOS. 86765LAR8 and U86759AJ3)

OF

SUNOCO LP AND

SUNOCO FINANCE CORP.

PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS

DATED JUNE 7, 2021

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON JULY 6, 2021 (THE “EXPIRATION DATE”),

UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE ISSUERS.

The Exchange Agent for the Exchange Offer is:

U.S. BANK NATIONAL ASSOCIATION

U.S. Bank National Association

Global Corporate Trust Services

Attn: Specialized Finance

111 Fillmore Avenue, East EP-MN-WS-2N

St. Paul, MN 55107

Phone: (713)-235-9206

For Facsimile Transmission (eligible institutions only):

(800) 934-6802

Confirm via email:

escrowexchangepayments@usbank.com

If you wish to exchange your issued and outstanding (i) 4.500% Senior Notes due 2029 (CUSIP Nos. 86765LAR8 and/or U86759AJ3), (the “Private Notes”), for an equal aggregate principal amount of newly issued (ii) 4.500% Senior Notes due 2029 (CUSIP No. 86765L AT4) (the “Exchange Notes”), with materially identical terms that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Exchange Offer (as defined below), you must validly tender (and not withdraw) your Private Notes to the Exchange Agent prior to the Expiration Date.

We refer you to the Prospectus, dated June 7, 2021 (the “Prospectus”), of Sunoco LP (the “Partnership”) and Sunoco Finance Corp. (“Finance Corp.” and, together with the Partnership, the “Issuers”) and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Issuers’ offer (the “Exchange Offer”) to exchange the Private Notes for a like aggregate principal amount of Exchange Notes. Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

The Issuers reserve the right, at any time or from time to time, to extend the Exchange Offer at their discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Issuers shall notify the Exchange Agent and each registered holder of the Private Notes of any extension by oral (promptly followed in writing) or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the Private Notes. Tender of Private Notes is to be made according to the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Prospectus under the caption “Exchange Offer—Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer generated message known as an “agent’s message” to the Exchange Agent for its acceptance. For you to validly tender your Private Notes in the Exchange Offer the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your Private Notes; and

•	you agree to be bound by the terms of this Letter of Transmittal.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER PRIVATE NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

(1)	By tendering Private Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

(2)

By tendering Private Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Private Notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuers to be necessary or desirable to complete the tender of your Private Notes.

(3)

You understand that the tender of the Private Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Issuers as to the terms and conditions set forth in the Prospectus.

(4)

By tendering Private Notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993), and that the Exchange Notes issued in exchange for the Private Notes pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act (other than a broker-dealer who purchased Private Notes exchanged for such Exchange Notes directly from the Issuers to resell pursuant to Rule 144A or any other available exemption under the Securities Act, and any such holder that is an “affiliate” of the Issuers within the meaning of Rule 405 under the Securities Act), provided that such Exchange Notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such Exchange Notes.

(5)	By tendering Private Notes in the Exchange Offer, you represent and warrant that:

(a)	the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

(b)

you are not engaging, do not intend to engage and have no arrangement or understanding with any person to participate, in the distribution of Private Notes or Exchange Notes within the meaning of the Securities Act;

(c)	you are not an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Issuers;

(d)

if you are a broker-dealer, that you will receive the Exchange Notes for your own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities and that you acknowledge that you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such Exchange Notes and that you cannot rely on the position of the staff of the SEC set forth in certain no-action letters; and

(e)

you understand that a secondary resale transaction described in clause 5(d) above and any resales of the Exchange Notes obtained in exchange for the Private Notes originally acquired from the Issuers should be covered by an effective registration statement containing the selling noteholder information required by Item 507 or Item 508, as applicable, of Regulation S-K.

You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your Private Notes registered in the shelf registration statement described in the Registration Rights Agreement, dated November 24, 2020 (the “Registration Rights Agreement”). Such election may be made by notifying the Issuers in writing at 8111 Westchester Drive, Suite 400, Dallas, Texas 75225, Attention: Chief Financial Officer. By making such election, you agree, as a holder of Private Notes participating in a shelf registration, to indemnify and hold harmless the Issuers, each of the directors of the Issuers, each of the officers of the Issuers who signs such shelf registration statement, each other selling holder of Private Notes, and each person, if any, who controls the Issuers, the initial purchasers of the Private Notes, as applicable, and any other selling holder of Private Notes within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from and against any and all losses, claims, damages or liabilities that arise out of, or are based upon, (1) any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (2) any untrue statement or alleged untrue statement of a material fact contained in any prospectus or any free writing prospectus, or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act (“issuer information”), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case made in reliance upon and in conformity with any information relating to you furnished to the Issuers in writing by you expressly for use in any shelf registration statement, any prospectus, any free writing prospectus and any issuer information. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

(6) If you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge by tendering Private Notes in the Exchange Offer, that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.

(7) If you are a broker-dealer and Private Notes held for your own account were not acquired as a result of market-making or other trading activities, such Private Notes cannot be exchanged pursuant to the Exchange Offer.

(8) Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.	Book-Entry Confirmations.

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of Private Notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as Agent’s Message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date.

2.	Partial Tenders.

Tenders of the Private Notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of Private Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Private Notes is not tendered, then Private Notes for the principal amount of Private Notes not tendered and Exchange Notes issued in exchange for any Private Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Private Notes are accepted for exchange.

3.	Validity of Tenders.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Private Notes will be determined by the Issuers, in their sole discretion, which determination will be final and binding. The Issuers reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuers, be unlawful. The Issuers also reserve the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Private Notes. The Issuers’ interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Issuers shall determine. Although the Issuers intend to notify holders of defects or irregularities with respect to tenders of Private Notes, neither the Issuers, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Private Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.

4.	Waiver of Conditions.

The Issuers reserve the absolute right to waive, in whole or part, up to the expiration of the Exchange Offer, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5.	No Conditional Tender.

No alternative, conditional, irregular or contingent tender of Private Notes will be accepted.

6.	Request for Assistance or Additional Copies.

Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7.	Withdrawal.

Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption “Exchange Offer—Withdrawal of Tenders.”

8. No Guarantee of Late Delivery.

There is no procedure for guarantee of late delivery in the Exchange Offer.

IMPORTANT: BY USING THE ABOVE PROCEDURES TO TENDER PRIVATE NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

SUNOCO LP

SUNOCO FINANCE CORP.

OFFER TO EXCHANGE

$800,000,000 of 4.500% Senior Notes due 2029 and Related Guarantees,

That Have Not Been Registered Under the Securities Act of 1933

For

$800,000,000 of 4.500% Senior Notes due 2029 and Related Guarantees,

That Have Been Registered Under the Securities Act of 1933

June 7, 2021